                                                                  EXHIBIT 10.20

                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("AGREEMENT") is made and entered into as of October 10, 1996, by and among THE CARREKER GROUP, INC., a Texas corporation formerly known as J.D. Carreker and Associates, Inc. ("COMPANY"), J.D. CARREKER ("CARREKER") and SCIENCE APPLICATIONS INTERNATIONAL
CORPORATION, a Delaware corporation ("SAIC").

                                   RECITALS

     WHEREAS, the Company and SAIC each desire to form a strategic alliance in an effort to maximize their respective diverse and complementary capabilities;

     WHEREAS, the Company is authorized to issue shares ("SHARES") of the Company's no par value Class A (voting) and Class B (non-voting) common stock (individually "Class A Common Stock" and "Class B Common Stock") and collectively ("COMMON STOCK");

     WHEREAS, the strategic alliance provides for a cooperative arrangement between the parties pursuant to a strategic alliance agreement ("STRATEGIC ALLIANCE AGREEMENT"), an equity investment by SAIC in the Company and certain other arrangements pursuant to this Agreement and a shareholder agreement by and among SAIC, the Company and Carreker ("SHAREHOLDER AGREEMENT");

     WHEREAS, the Company desires to sell to SAIC, and SAIC desires to purchase from the Company, one hundred thousand six hundred forty-five (100,645) Shares of the Company's Class A Common Stock, pursuant to this Agreement;

     WHEREAS, it is the intention of the parties hereto that upon consummation of the purchase and sale of the Shares pursuant to this Agreement, SAIC shall own not less than eight percent (8%) of the issued and outstanding Shares of Common Stock (including treasury Shares and Shares for issuance under existing stock options) in the amount of 1,258,074 Shares; and

     WHEREAS, in consideration of such purchase of Shares and the strategic alliance, the Company desires to grant to SAIC and SAIC desires to grant to the Company an option to purchase Shares in the future on the terms and conditions set forth in the Shareholder Agreement.

                                  AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                  ARTICLE I
                                SALE OF SHARES

     1.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and agreements herein contained, on the Closing Date (as defined in Section 2.1), the Company shall issue and sell to SAIC, and SAIC shall purchase from the Company, the Shares free and clear of all liens, security interests, options, rights, mortgages, pledges, restrictions on transferability of any type, (other than restrictions on transferability as may be applicable under federal and state securities laws), defective titles, claims, charges or encumbrances of any nature whatsoever on any property interests, other than liens for personal property taxes that are not yet due ("ENCUMBRANCES"). Immediately after the sale of the Shares to SAIC, such Shares shall represent not less than eight percent (8%) of the sum of (a) the issued and outstanding Shares of the Common Stock of the Company as of the Closing Date (including treasury Shares) and (b) all Shares of the Common Stock of the Company which as of the Closing Date are the subject of outstanding options.

     1.2 PURCHASE PRICE. The purchase price for the Shares ("PURCHASE PRICE") shall be Two Million Dollars ($2,000,000.00). At the Closing, SAIC shall pay the Purchase Price to the Company, at Company's option, either (a) by delivery of SAIC's corporate check or (b) by wire transfer to such account as is designated by the Company.

                                   ARTICLE II
                                    CLOSING

     2.1 THE CLOSING. The consummation of the sale and purchase of the Shares referred to in Section 1.1 (the "CLOSING") shall take place on October ___, 1996 at the executive offices of the Company, in Dallas, Texas, or at such other date or place as the parties hereto mutually determine, either verbally or in writing. Such date is referred to herein as the "Closing Date" and the Closing shall be deemed to be effective as of 5:00 p.m., Central Daylight Savings Time on the Closing Date.

     2.2   DELIVERY AT CLOSING.

           (a) At the Closing, SAIC shall deliver to the Company the following:

                    (i) the Purchase Price as provided for in Section 1.2 above;

                    (ii)   the Strategic Alliance Agreement described in
                           Section 5.7 below, duly executed by SAIC;

                    (iii) the Shareholder Agreement described in Section 5.8 below, duly executed by SAIC;

                    (iv)   the Nonsolicitation Agreement described in
                           Section 5.9, duly executed by SAIC; and

                    (v) an officer's certificate as described in Section 6.1 below.
           (b) At the Closing, the Company shall deliver to SAIC the following:

                    (i) a duly authorized and issued stock certificate representing the Shares;

                    (ii) certified copies of resolutions of its Board of Directors authorizing the execution and delivery of this Agreement the Strategic Alliance Agreement, the Shareholder Agreement and the consummation of the transactions set forth herein and therein;

                    (iii)  the Strategic Alliance Agreement described in
                           Section 5.7 below, duly executed by the Company;

                    (iv) the Shareholder Agreement described in Section 5.8 below, duly executed by the Company;

                    (v)    the Nonsolicitation Agreement described in
                           Section 5.9 below, duly executed by the Company;

                    (vi) the Release Agreement described in Section 5.10 below, duly executed by the Company and Pacific Technology Services, Inc. ("Pacific"); and

                    (vii) an officer's certificate as described in Section 5.3 below.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Whenever the term "knowledge" is used herein, it shall mean that the Company has made due investigation and inquiry of its officers as to their individual knowledge of any fact, event, statement representation, warranty or otherwise which relates to or concerns the subject matter of the knowledge referred to herein. Each of the Company and Carreker, jointly and severally, represents and warrants to SAIC as of the Closing Date (unless otherwise indicated) as follows:

     3.1 CORPORATE ORGANIZATION: DIRECTORS AND OFFICERS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has full corporate power and authority to carry on its business as it is now being conducted and as proposed to be conducted and to own the properties and assets, property rights, goodwill and rights of any kind, real and personal, tangible and intangible wherever situated ("ASSETS") and whether or not reflected in the Balance Sheet or Financial Statements as defined in Section 3.10 below it now owns. The character or location of the property owned by the Company and the nature of the business conducted by the Company does not require the Company to be qualified or licensed to conduct business in any state or jurisdiction other than Texas. Set forth in Section 3.1 of the disclosure schedule attached hereto ("DISCLOSURE SCHEDULE") is a listing of the current directors and officers of the Company.

     3.2 CAPITAL STOCK. The authorized capital stock of the Company consists solely of 17,500,000 Shares, of which (a) 12,500,000 Shares are common stock, no par value, of which (i) 12,000,000 Shares are classified as Class A Common Stock and (ii) 500,000 Shares are classified as Class B Common Stock, and (b) 5,000,000 are classified as preferred stock, no par value, of which 825,426 Shares of Class A Common Stock (excluding treasury Shares) and 667 Shares of Class B Common Stock are issued and outstanding, and which are owned by the persons and entities in the numbers (with respect to each class of stock outstanding) identified in Section 3.2 of the Disclosure Schedule. Except as set forth in Section 3.2 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, rights, calls, commitments, preemptive rights, rights of first refusal or similar rights, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance, transfer or sale of any Shares of the capital stock of the Company, other than as contemplated by this Agreement.

     3.3   VALID ISSUANCE OF CAPITAL STOCK.

           (a) The Shares, when issued, sold and delivered, in accordance with the provisions and conditions of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable and, assuming the accuracy of the representation and warranty of SAIC set forth in Section 4.5, will be issued in compliance with all applicable federal and state securities laws.

           (b) The outstanding Shares of the Company have been duly and validly authorized, issued and delivered, and are validly outstanding, fully paid and non-assessable and have been issued in compliance with all applicable federal and state securities laws. Immediately after the issuance and sale of the Shares to SAIC, there will be issued and outstanding 926,071 Shares (excluding treasury Shares) of the Company's Class A Common Stock and 667 Shares of the Company's Class B Common Stock and the ownership of the capital stock of the Company shall be as listed on EXHIBIT 3.3(b) hereto.

     3.4 NO INVESTMENTS. Except as set forth in Section 3.4 of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any capital stock or other equity, debt, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

     3.5 AUTHORIZATION, ETC. The Company has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Company has taken all action required by law, its Articles of Incorporation and Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement and all other agreements delivered hereunder are valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except that (a) the enforceability of this Agreement may be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (b) the enforceability of this Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally.

     3.6 RESTRICTIVE DOCUMENTS. Except as set forth in Section 3.6 of the Disclosure Schedule, the Company is not subject to or a party to, any charter, bylaw, mortgage, lien, lease, license, permit agreement contract instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which materially and adversely affects the business practices, operations or condition of the Company or any of its Assets or property, or which would prevent consummation of the transactions contemplated by this Agreement, compliance by the Company with the terms, conditions and provisions hereof or the continued operation of the Company's business after the Closing Date on substantially the same basis as previously operated or which would restrict the ability of the Company to acquire any property or conduct business in any area.

     3.7 NO VIOLATION. Except as set forth in Section 3.7 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate any provision of the Articles of Incorporation or Bylaws of the Company, or violate, or be in conflict with, or constitute a default (or an event, which, with a notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other Encumbrance upon any property or Assets of the Company under, or give any person the right to terminate, modify or otherwise change the rights and obligations of the Company under, any mortgage, bond, indenture, agreement, lease or other instrument, obligation or commitment to which the Company is a party or by it or any of its property or Assets are subject, or violate any statute or law, or any judgment, decree, order, regulation or rule of any court or governmental authority.

     3.8 CONSENTS. Except as set forth in Section 3.8 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any person, entity or governmental authority is required in connection with the consummation of the transactions contemplated hereby, including, without limitation, consents from all parties to loans, contracts, leases or other agreements and consents from governmental agencies, whether federal, state or local.

     3.9 BOOKS AND RECORDS. The Company has furnished or made available to SAIC and its representatives:

           (a) a true, correct and complete copy of the Articles of Incorporation and the Bylaws of the Company, with all amendments thereto;

           (b) a true, correct and complete copy of the minute books of the Company containing all records required to be set forth of all proceedings, consents, actions and meetings of the shareholders and the Board of Directors of the Company;

           (c) a true, correct and complete copy of all permits, orders and consents issued by the state securities commissioner with respect to the Company and all applications for such permits, orders and consents; and

           (d) a true, correct and complete schedule of all issuances and transfers of any capital stock of the Company.

     3.10 FINANCIAL STATEMENTS. The Company previously has furnished SAIC with the balance sheet of the Company dated as of June 30, 1996 (the "BALANCE SHEET") and the related statement of income, for the five months then ended (such financial statements are collectively referred to herein as the "FINANCIAL STATEMENTS"). The Balance Sheet is true, complete and accurate in all material respects (except for year-end adjustments) and fairly presents the Assets, Liabilities (as defined below) and financial conditions of the Company as of the date thereof. The statement of income included in the Financial Statements is true, complete and accurate in all material respects and fairly present the results of operations for the periods referred to therein. The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

     3.11 ASSETS. The Company has good, valid and, in the case of real property owned in fee simple by the Company, marketable title to all Assets, owned by the Company, including, without limitation, all Assets reflected in the Company's Balance Sheet and all Assets purchased by the Company since the date of the Balance Sheet (except for Assets reflected in the Balance Sheet or acquired since the date of the Balance Sheet which have been sold or otherwise disposed of in the ordinary course of business), free and clear of all Encumbrances, except for (a) the Encumbrances set forth in Section 3.11 of the Disclosure Schedule, (b) liens for current taxes not yet due and (c) such Encumbrances which do not materially and adversely effect the use of such Assets for the purpose for which they are presently being used.

     3.12 INSURANCE. Section 3.12 of the Disclosure Schedule lists all policies of title, property, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by the Company. All such policies: (a) are with insurance companies believed by the Company to be financially sound and reputable; (b) are in full force and effect; (c) to the Company's knowledge are sufficient for compliance by the Company with all requirements of law and of all agreements to which the Company is a party; and (d) provide that they will remain in full force and effect through the respective dates set forth in the Disclosure Schedule.

     3.13 DEBT INSTRUMENTS. Except as set forth in Section 3.13 of the Disclosure Schedule, neither the Company nor any of its Assets is subject to any Encumbrance, including any mortgage, indenture, note, guarantee or other agreement for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases).

     3.14 LEASES. Section 3.14 of the Disclosure Schedule lists all leases and other agreements involving payments of more than Twenty-Five Thousand Dollars ($25,000) during any twelve (12) month period under which the Company is lessee or lessor of any Asset, or holds, manages or operates any asset owned by any third party, or under which any Asset owned by the Company is held, operated or managed by a third party. The Company is the owner and holder of all the leasehold estates purported to be granted to it described in Section 3.14 of the Disclosure Schedule and is the owner of all equipment, machinery and other Assets thereon or in buildings and structures thereon, in each case free and clear of all Encumbrances, except for the Encumbrances set forth in Section 3.14 of the Disclosure Schedule and such Encumbrances which do not materially and adversely effect the use of such Assets for the purpose for which they are presently being used. Each such lease and other agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and, to the Company's knowledge, the other parties thereto, and grants the leasehold estate it purports to grant free and clear of all Encumbrances, except as provided therein. To the Company's knowledge, all necessary governmental approvals with respect thereto, if any, have been obtained, all necessary filings or registrations therefor, if any, have been made, and there have been no threatened cancellations thereof and are no outstanding disputes thereunder. To the Company's knowledge, the Company has in all material respects performed all obligations thereunder required to be performed by the Company to date. To the Company's knowledge, no party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default. All of the Assets subject to such leases are in good operating condition and repair, normal wear and tear excepted.

     3.15  MATERIAL CONTRACTS AND AGREEMENTS.

           (a) Other than agreements which are terminable by the Company within thirty (30) days or upon thirty (30) days' (or less) notice or which provide for the payment of no more than $25,000, Section 3.15 of the Disclosure Schedule lists all of the following contracts and agreements to which the Company is a party or by which the Company or its Assets are bound at the date hereof: (i) agreements involving payments by the Company of more than Twenty-Five Thousand Dollars ($25,000) during any twelve (12) month period, (ii) agreements for the employment of any officer, employee, consultant or independent contractor; (iii) license agreements or distributor, dealer, manufacturer's representative, sales agency or brokerage agreements; (iv) agreements with any labor organization or other collective bargaining unit; (v) agreements for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than Twenty-Five Thousand Dollars ($25,000) over their remaining term (including, without limitation, periods covered by any option to renew by either party), except for agreements for the purchase of such materials, supplies, services, merchandise or equipment which are resold in the ordinary course of business;
(vi) profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plans or agreements;
(vii) agreements for the sale or purchase of any Assets or the grant of any preferential rights to purchase any Assets or rights, other than in the ordinary course of business; (viii) agreements that contain any provisions requiring the Company to indemnify any other party thereto; (ix) joint venture agreements or other agreements involving the sharing of profits; (x) outstanding loans to any persons or entity; (xi) any agreements or understandings (including, without limitation, agreements not to compete and exclusivity agreements) that reasonably could be interpreted to impose restrictions on any business operations of the Company which, either individually or in the aggregate, could reasonably be expected to have a material adverse impact on the Company; or (xii) agreements involving payments to the Company which are reasonably expected to be in excess of $100,000 during any twelve (12) month period (each, individually a "MATERIAL CONTRACT AND AGREEMENT" and collectively, "MATERIAL CONTRACTS AND AGREEMENTS").

           (b) Each of the Material Contracts and Agreements is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and, to the Company's knowledge, the other parties thereto. All necessary governmental approvals with respect thereto, if any, have been obtained, all necessary filings or registrations therefor, if any, have been made, and there have been no threatened cancellations thereof and there are no outstanding disputes thereunder. The Company has in all material respects performed all the obligations thereunder required to be performed by the Company to date. To the Company's knowledge, no party is in default in any material respect under any of the contracts or agreements set forth in Section 3.15 of the Disclosure Schedule, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

     3.16 BOOKS AND RECORDS. The books of account stock records, minute books and other records of the Company are true and complete in all material respects and have been maintained in accordance with good business practices, and the matters contained therein which are material to the business or operations of the Company are appropriately and accurately reflected in the financial statements of the Company.

     3.17 LABOR RELATIONS. There are no strikes, work stoppages, grievance proceedings, union organization efforts or other employment related controversies pending, or, to the Company's knowledge, threatened between the Company and (a) any current or former employees of the Company or (b) any union or other collective bargaining unit representing such employees. The Company has complied and is in compliance in all material respects with all laws relating to employment or the workplace, including, without limitation provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation and worker's compensation. There are no collective bargaining agreements or employment agreements between the Company and any of its employees.

     3.18  ENVIRONMENTAL MATTERS.

           (a) To the Company's knowledge, the Company has complied and is in compliance with, and the real property whether leased or owned and all improvements thereon are in compliance with, all environmental laws in all material respects.

           (b) There are no pending or, to the Company's knowledge, threatened actions, suits, claims, legal proceedings or other proceedings based on, and the Company has not received any notice of any complaint order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any governmental authority or any other person or knows of any fact(s) which would reasonably be expected to form the basis for any such actions or notices arising out of or attributable to: (i) the current or past presence at any part of the real property of hazardous or toxic materials or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the real property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any hazardous or toxic materials or any substances that pose a hazard to human health or an impediment to working conditions;
(iii) the off-site disposal of hazardous or toxic materials originating on or from the real property or the business Assets of the Company; (iv) any facility operations, procedures or designs of the Company which do not conform to requirements of the environmental laws; or (v) any violation of environmental laws related to the Company's operations at any part of the real property or otherwise arising from the Company's activities (or the activities of the Company's predecessors) involving hazardous or toxic materials.

           (c) To the Company's knowledge, the Company has been duly issued, and currently has all permits, licenses, certificates and approvals required under any environmental law. A true and complete list of such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out in Section 3.18 of the Disclosure Schedule.

           (d) To the Company's knowledge, the real property contains no underground storage tanks, or underground piping associated with such tanks, used cuff entry or in the past for the management of hazardous materials. To the Company's knowledge, neither PCBs nor asbestos-containing materials are present on or in the real property.

     3.19  ERISA.

           (a) All employee benefit plans of the Company ("BENEFIT PLANS") (as defined in the Employee Retirement Income Security Act of 1977, "ERISA") conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with, the requirements of ERISA, the Internal Revenue Code ("CODE") and all other applicable ERISA and Code Regulations (including code provisions governing entitlement to deductions claimed by Company or any exemption or non-taxable benefit claimed or provided to any Plan participant). All returns, reports and disclosure statements required to be made under the Code or ERISA with respect to all Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the Benefit Plans that could subject the Company to any material penalty or tax imposed under the Code or ERISA.

           (b) Except as is set forth in Section 3.19 of the Disclosure Schedule, each such qualified Benefit Plan has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under ERISA with respect to any Benefit Plan.

           (c) The Company does not have a defined benefit plan subject to Title IV of ERISA. The Company does not have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) nor has incurred or has any potential to incur any withdrawal liability with respect to such a multiemployer plan.

           (d) There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the knowledge of the Company, any basis for such claim. The Benefit Plans are not the subject of any pending or, to the knowledge of the Company, threatened investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

           (e) The Company has made all required contributions under the Benefit Plans, including the payment of any insurance premiums on a timely basis.

     3.20 LITIGATION. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving the Company, or any of its officers, directors or employees if related to the business or operations of the Company, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company, pursuant to this Agreement or in connection with the transactions contemplated hereby, nor is there any valid basis for any such action, proceeding or investigation. Except as set forth in Section 3.20 of the Disclosure Schedule, the Company is not subject to any judgment order or decree entered in any lawsuit or proceeding which is likely to have a material adverse effect on the business of the Company, the Assets or property of the Company or the financial condition, business practices or prospects of the Company or on the Company's ability to conduct its business in any area. There is no matter as to which the Company has received any notice, claim or assertion, or which otherwise has been threatened or which reasonably is expected to be threatened or initiated against or involving any director, officer, employee, agent or representative of the Company, nor is there any reasonable basis therefor, in connection with which any such person has any right to be indemnified by the Company. Except as set forth in
Section 3.20 of the Disclosure Schedule, there is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

     3.21 COMPLIANCE WITH LAW. To the Company's knowledge, the business and operations of the Company have been conducted in accordance with all applicable laws, regulations, rules and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over the Company which if not complied with by the Company would have a material adverse effect on the Company. To the Company's knowledge, the Company has not received any notification of any asserted present or past failure by the Company to comply with such laws, rules or regulations.

     3.22 NO LIABILITIES. The Company has no outstanding claims, liabilities or indebtedness of any nature, whether accrued, absolute, contingent, known or unknown or otherwise, and whether due, or to become due, probable of assertion or not (collectively, "LIABILITIES"), except:

           (a) Liabilities, the amounts of which are stated or reserved against in the Balance Sheet;

           (b) Liabilities incurred subsequent to the date of the Balance Sheet in the ordinary course of business not involving borrowings by the Company which, individually or in the aggregate, do not materially impair the financial condition or business prospects of the Company; or

           (c)      Liabilities set forth in Section 3.22 of the Disclosure
Schedule.

     3.23 INTELLECTUAL PROPERTY. The Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, software, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted ("INTELLECTUAL PROPERTY") without any conflict with or infringement of the rights of others. Except as set forth in Section 3.23 of the Disclosure Schedule, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, which are material to the business of the Company nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, software, proprietary rights and processes of any other person or entity or the Company's Intellectual Property that would have a material adverse effect on the Company's ability to carry on its business as it is currently undertaken. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree (except as imposed by laws of general application) or order (except as imposed by laws of general application) of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the Company's or Carreker's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated, which conflict or default would be materially adverse to the Company, its properties or its business.

     3.24 INVENTION AND SECRECY AND COMMON STOCK PURCHASE AGREEMENTS. All key employees and officers of the Company have executed an employee's invention and proprietary information, assignment and non-disclosure agreement (the "INVENTION AND NON-DISCLOSURE AGREEMENT") in substantially the form previously provided to SAIC. To the Company's knowledge, the Company is not aware that any of such key employees or officers is in violation thereof.

     3.25 GOVERNMENT CLAIMS. Except as set forth in Section 3.25 of the Disclosure Schedule, no state of facts exists or has existed which would constitute valid grounds for the assertion of a claim against the Company for any of the following:

           (a)      Defective pricing;

           (b)      Cost Accounting Standards noncompliance;

           (c) unallowable costs per FAR Part 31 including those which may be included in Indirect Cost claims for prior years that have not yet been finally agreed to by DCAA and the ACO;

           (d)      fraud; and

           (e) all other bases for monetary claims relating to the performance or administration of government contracts or subcontracts.

     3.26  ABSENCE OF QUESTIONABLE PAYMENTS.  Except as set forth in Section
3.26 of the Disclosure Schedule, neither the Company nor any director, officer, agent employee or other person acting on behalf of the Company, has used any corporate funds for unlawful contributions, payments, gifts or entertainment or made any unlawful corporate expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. To the Company's knowledge, neither the Company nor any director, officer, agent employee or other person acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts or expenditures.

     3.27 BROKERS AND FINDERS. Neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     3.28 VOTING AGREEMENTS, REGISTRATION RIGHTS. Except (a) for the Shareholder Agreement described in Section 5.8 hereof, and (b) as set forth in Section 3.28 of the Disclosure Schedule, there are no proposed or existing shareholder agreements, voting trusts, proxies or other arrangements or understandings among the shareholders of the Company relating to the voting of their respective Shares and the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

     3.29 OTHER AGREEMENTS. Except as set forth in Section 3.29 of the Disclosure Schedule, or otherwise disclosed herein, there are no material agreements, understandings or proposed transactions between the Company and any of its shareholders, officers or directors.

     3.30 INSIDER INTERESTS. Except as set forth in Section 3.30 of the Disclosure Schedule, no officer or employee of the Company has any material interest in any property, real or personal, tangible or intangible of the Company, is indebted or otherwise obligated to the Company, in any material respects, has any contractual relation with the Company or, to the Company's knowledge, is an officer, director, employee or consultant of a competitor of the Company. The Company is not indebted or otherwise obligated to any such person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event or with the lapse or time, or both) result in any benefit or payment (severance or other) arising or becoming due from the Company to any Shareholder, director, officer, employee or consultant of the Company (other than any benefit which may result from the Company's payment of attorneys' fees, accountants' fees and other customary and ordinary transaction costs incurred as a result of this transaction).

     3.31 TAXES. The Company has filed or caused to be filed, within the manner prescribed by law, all federal tax returns and tax returns required by the State of Texas and tax return in other jurisdictions where the Company has made a determination that a tax return would be required to be filed ("TAX RETURNS"). Such Tax Returns, including amendments to date, reflect completely and accurately in all material respects all liability for taxes of the Company for the periods covered thereby, whether or not due and payable and whether or not disputed. To the Company's knowledge, all Taxes payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company. To the Company's knowledge, no state of facts exists which would constitute grounds for the assertion of a deficiency by any federal, state or local tax authority for any Tax with respect to any post-Closing tax period which, if adversely determined, would have a material adverse effect on the Company.
To the Company's knowledge, no examination of any Tax Return of the Company currently is in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company. The Company's Federal tax identification number is 75-1622836.


                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SAIC

     SAIC represents and warrants to the Company as follows:

     4.1 CORPORATE ORGANIZATION. SAIC is a corporation duty organized, validly existing and in good standing under the laws of the State of Delaware. SAIC has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and Assets it now owns.

     4.2 AUTHORIZATION. SAIC has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. SAIC has taken all action required by law, its Certificate of Incorporation and Bylaws or otherwise to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement and all other agreements delivered hereunder are valid and binding agreements of SAIC enforceable in accordance with their terms, except that: (a) the enforceability of this Agreement may be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (b) the enforceability of this Agreement may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement moratorium, or other similar laws relating to or affecting the rights of creditors generally.

     4.3 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Certificate of Incorporation or Bylaws of SAIC or violate, or be in conflict with, or constitute a default under, or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which SAIC is a party or by which SAIC is bound, or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     4.4 BROKERS AND FINDERS. Neither SAIC nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

     4.5 INVESTMENT INTENT. SAIC is purchasing the Shares for its own account for an investment and with no present intention of distributing the Shares or any part thereof.


                                  ARTICLE V
                  CONDITIONS OF SAIC'S OBLIGATIONS TO CLOSE

     The obligations of SAIC to the Company under this Agreement are subject to the fulfillment by the Company on or before the Closing of each of the following conditions, unless waived by SAIC in writing:

     5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such closing.

     5.2 PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

     5.3 COMPLIANCE CERTIFICATE. The Chairman of the Board, President or a Vice President of the Company shall deliver to SAIC at the Closing a certificate certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled and stating that except as set forth in the Disclosure Schedule hereto, there has been no material adverse change in the business, affairs, prospects, operations, properties, Assets or conditions of the Company since June 30, 1996, such certificate being substantially in the form of Exhibit 5.3.

     5.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to SAIC, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

     5.5 BOARD OF DIRECTORS. Effective as of the Closing, the Board of Directors shall consist of not more than twelve (12) members and shall be comprised of the persons listed on Exhibit 5.5 hereto.

     5.6 STRATEGIC ALLIANCE AGREEMENT. The Company and SAIC shall have entered into a Strategic Alliance Agreement substantially in the form attached hereto as Exhibit 5.6.

     5.7 SHAREHOLDER AGREEMENT. The Company, Carreker and SAIC shall have entered into a Shareholder Agreement substantially in the form attached hereto as Exhibit 5.7.

     5.8 NONSOLICITATION AGREEMENT. The Company and SAIC shall have entered into a Nonsolicitation Agreement substantially in the form attached hereto as Exhibit 5.8.

     5.9 RELEASE AGREEMENT. The Company and Pacific shall have entered into a Release Agreement substantially in the form attached hereto as Exhibit
5.9 and the Company shall have delivered said Release Agreement to SAIC.


                                  ARTICLE VI
               CONDITIONS OF THE COMPANY'S OBLIGATIONS TO CLOSE

     The obligations of the Company to SAIC under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, unless waived by the Company in writing:

     6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of SAIC contained in Section 4 hereof shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing and a Closing Certificate executed by an officer of SAIC to the foregoing effect shall be delivered at Closing.

     6.2 PAYMENT OF PURCHASE PRICE. SAIC shall have delivered the Purchase Price specified in Section 1.2.

     6.3 STRATEGIC ALLIANCE AGREEMENT. The Company and SAIC shalt have entered into a Strategic Alliance Agreement substantially in the form attached hereto as Exhibit 5.6.

     6.4 SHAREHOLDER AGREEMENT. The Company, Carreker and SAIC shall have entered into a Shareholder Agreement substantially in the form attached hereto as Exhibit 5.7.

     6.5 NONSOLICITATION AGREEMENT. The Company and SAIC shall have entered into a Nonsolicitation Agreement substantially in the form attached hereto as Exhibit 5.8.

                                 ARTICLE VII
                       CONTINUING COVENANTS OF COMPANY

     Subject to Section 8.1 herein, so long as SAIC owns any Shares, Company covenants as follows:

     7.1 DELIVERY OF FINANCIAL STATEMENTS. The Company shall deliver to SAIC, as soon as practicable, but in any event within 45 days after the end of each month, a statement of operations for such period and a balance sheet of the Company as of the end of such period, such financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles in all material respects ("FINANCIAL REPORTS"). The Company also shall deliver to SAIC, as soon as practicable but in any event within 90 days after the end of each fiscal year of the Company, an annual audited set of Financial Reports.

     7.2 INSPECTION. Upon reasonable notice and at SAIC's expense, the Company shall permit SAIC to examine the Company's books of account and records at such reasonable times as may be requested by SAIC and, once each quarter, to inspect the Company's properties and to discuss the Company's affairs, finances and accounts with its officers.

     7.3 BOARD OF DIRECTORS REPRESENTATION. SAIC shall have the right to designate one representative as a member of the Company's Board of Directors; provided, however, that if the Company increases the size of its Board of Directors above twelve (12) directors, or if SAIC's percentage of ownership interest in the Company increases above eight percent (8%) of the Company's issued and outstanding Shares of Class A and Class B Common Stock (including treasury Shares and Shares issued under options) on a fully diluted basis, SAIC shall have the right to designate more than one representative to the Company's Board of Directors, and the Company and SAIC shall undertake good faith negotiations to determine the number of representatives to the Company's Board of Directors that SAIC shall be entitled to designate.

     7.4 PROMPT PAYMENT OF TAXES, ETC. Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of Company or any subsidiary; provided, however, that any such tax, assessment charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms or otherwise in accordance with policies related thereto adopted by Company's Board of Directors, all other indebtedness incident to operations of Company.

     7.5 MAINTENANCE OF PROPERTIES AND LEASES. Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and Company will at all times comply with each material provision of all leases to which it is a party or under which it occupies property if the breach of such provision might have a material and adverse effect on the condition, financial or otherwise, or operations of Company.

     7.6 INSURANCE. Except as otherwise decided in accordance with policies adopted by Company's Board of Directors, Company will keep its Assets and those of its subsidiaries which are of an insurance character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in Company's line of business, and Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

     7.7 ACCOUNTS AND RECORDS. Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

     7.8 COMPLIANCE WITH REQUIREMENTS OF GOVERNMENTAL AUTHORITIES. Company and all its subsidiaries shall duly observe and conform to all valid requirements of governmental authorities relating to the conduct of their businesses or to their properties or assets which, if the Company or its subsidiaries failed to observe and conform, would have a material adverse effect on the Company as a whole.

     7.9 MAINTENANCE OF CORPORATE EXISTENCE, ETC. Company shall maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights in or to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it and deemed by Company to be necessary to the conduct of its business.

     7.10 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENTS. Company will cause each person now or hereafter employed by it or any subsidiary with access to confidential information to enter into an Invention and Non-Disclosure Agreement substantially in the form previously provided to SAIC and referred to in Section 3.24 above.

     7.11 INDEBTEDNESS. Company shall not without the prior approval of the Company's Board of Directors incur any indebtedness in excess of its existing bank line of credit other than trade credit incurred in the ordinary course of business.

     7.12 EXTENSION OF CREDIT. Company shall not, without the prior approval of the Company's Board of Directors, extend trade credit by any method or in any form or manner in excess of $250,000 other than open account credit extended to customers in the ordinary course of business. The extension of credit does not encompass the loaning of money.

     7.13 TRANSACTIONS WITH AFFILIATES. Company shall not, without the approval of the disinterested members of Company's Board of Directors, enter into or engage in any loans, leases, contracts or other transactions of a material nature with any director, officer or key employee of Company, or any member of any such person's immediate family, including the parents, spouse, children and other relatives of any such person.

     7.14 TRANSACTIONS OUTSIDE THE ORDINARY COURSE OF BUSINESS AND EXCLUSIVE DEALINGS. Company will not, without the prior approval of the Board of Directors, enter into any agreement or understanding concerning the Company's Common Stock, merger, acquisition, material change in ownership, joint venture or other combination or any agreement undertaking, commitment or transaction outside the ordinary course of business of the Company, nor will the Company enter into any transaction or understanding granting any person the exclusive right to ownership or use of any of Company's Intellectual Property.


                                 ARTICLE VIII
                       SURVIVAL OF REPRESENTATIONS AND
                          WARRANTIES INDEMNIFICATION

     8.1 SURVIVAL OF REPRESENTATIONS. All covenants and agreements of the parties as contained in this Agreement shall survive the Closing; provided, however, the covenants of the Company set forth in Article VII shall terminate upon the first closing of the first firmly underwritten public offering of Common Stock of the Company that (i) is pursuant to a registration statement filed with, and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and
(ii) has an aggregate offering price to the public of at least Fifteen Million Dollars $15,000,000). All representations and warranties of the parties as contained in this Agreement shall terminate on September 30, 1999.

     8.2 STATEMENTS AS REPRESENTATIONS. All statements contained in the Disclosure Schedule and all Exhibits or in any certificate or other document delivered pursuant to this Agreement shall be deemed representations and warranties within the meaning of Section 8.1 hereof.

     8.3 INDEMNIFICATION BY THE COMPANY AND CARREKER. Subject to the terms and conditions of this Article VIII, the Company and Carreker (individually, an "INDEMNIFYING PARTY" and collectively, "INDEMNIFYING PARTIES") each hereby agrees to indemnify, defend and hold harmless SAIC, any subsidiary, director, officer, employee, agent or representative of SAIC (individually, an "INDEMNITEE" and collectively, "INDEMNITEES") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest penalties, attorneys' fees and expenses (collectively, "DAMAGES"), imposed upon or incurred by the Indemnitees or any Indemnitee, resulting from, or arising out of any breach of any representation, warranty or agreement of the Company, contained in or made pursuant to this Agreement. Any liability of Carreker under this Section 8.3 shall be limited in time to one (1) year from the date of Closing and a maximum liability of $500,000. Any liability of the Company under this Section 8.3 shall be limited in time to September 30, 1999 and a maximum liability of $2,000,000.

     8.4 INDEMNIFICATION BY SAIC. Subject to the terms and conditions of this Article VIII, SAIC (sometimes referred to herein as the "INDEMNIFYING PARTY") hereby agrees to indemnify, defend and hold harmless the Company and any agent or representative of the Company ("INDEMNITEE" and collectively, "INDEMNITEES") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest penalties, attorneys' fees and expenses (collectively, "DAMAGES"), asserted against, resulting from, imposed upon or incurred by the Indemnitees or any Indemnitee, resulting from, relating to or arising out of a breach of any representation, warranty or agreement of SAIC contained in or made pursuant to this Agreement. Any liability of SAIC under this Section 8.4 shall be limited in time to one (1) year from the date of Closing and a maximum liability of $500,000.


                                  ARTICLE IX
                           MISCELLANEOUS PROVISIONS

     9.1 AMENDMENT AND MODIFICATIONS. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

     9.2 WAIVER OF COMPLIANCE. Any failure of the Company, Carreker or SAIC to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     9.3 EXPENSES. The parties agree that all fees and expenses incurred by them in connection with this Agreement and the transaction contemplated hereby shall be borne by the party incurring such fees and expenses, including, without limitation, all fees of counsel, actuaries and accountants.

     9.4 TRANSFER TAXES. The Company shall be responsible for and shall pay all taxes levied or to be levied with respect to the sale of the Shares.

     9.5 REMEDIES WAIVER. All rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. No right or remedy of a party shall be deemed waived unless expressly made a term, covenant or condition in this Agreement.

     9.6 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duty given if personally delivered, sent by facsimile transmission, or mailed by certified or registered mail with postage prepaid:

           (a)      if to the Company, to:

                    J. D. Carreker
                    The Carreker Group
                    14001 North Dallas Parkway, Suite 1100
                    Dallas, TX 75240

           with a copy to:

                    Maurice E. Purnell, Jr.
                    Locke, Purnell, Rain, Harrell
                    2200 Ross Ave., Suite 2200
                    Dallas TX  75201-8000

or to such other person or address as the Company shall furnish to SAIC in writing;

           (b)      if to SAIC, to:

                    Kevin E. Murphy
                    Corporate Vice President
                    Science Applications International Corporation 10260 Campus Point Drive, M/S L2
                    San Diego, CA 92121

           with a copy to:

                    Kevin A. Werner
                    Corporate Counsel
                    Science Applications International Corporation 10260 Campus Point Drive, M/S F3
                    San Diego, CA 92121

or to such other person or address as SAIC shall furnish to the Seller in writing. Any notice given in accordance with the foregoing shall be deemed to have been given when personally received by personal delivery or telecopy or on the second business day following the date on which it was mailed.

     9.7 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

     9.8 PUBLICITY. Neither the Company nor SAIC shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other parties. This provision shall not apply, however, to any announcement or written statement required to be made by law or the regulations of any federal or state governmental agency, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

     9.9 SEVERABILITY. If any portion of this Agreement shall be deemed unenforceable by a court of competent jurisdiction, the remaining portions shall be valid and enforceable.

     9.10 ATTORNEYS' FEES. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     9.11 GOVERNING LAW. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas.

     9.12 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.13 HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     9.14 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including but not limited to the letter of July 10, 1996 authored by Kevin E. Murphy on behalf of SAIC and signed by J.D. Carreker on behalf of the Company.

     9.15 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

     9.16 FURTHER ASSURANCES. Each of the parties hereto agrees that from time to time, at the request of any of the other parties hereto and without further consideration, it will execute and deliver such other documents and take such other action as such other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     9.17 SCHEDULES AND EXHIBITS. The Exhibits and the Disclosure Schedule are deemed incorporated in this Agreement and may contain information that is not expressly required to be disclosed by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duty executed and if a corporation have caused their respective corporate seats to be affixed hereto, all as of the day and year first above written.

                                        SCIENCE APPLICATIONS
                                        INTERNATIONAL CORPORATION,
                                        a Delaware corporation


                                        By:    /s/ Kevin Werner
                                        Name:  Kevin Werner
                                        Title: Corp. Vice President
Attest:

By:    /s/ Edward B. George
Name:  Edward B. George
Title: Assistant Vice President

                                        THE CARREKER GROUP, INC.,
                                        a Texas corporation


                                        By:    /s/ J. D. Carreker
                                        Name:  J. D. Carreker
                                        Title: President


Attest:

By:    /s/ Maurice E. Purnell
Name:  Maurice E. Purnell
Title: Secretary

                              DISCLOSURE SCHEDULE

To the extent an item is disclosed on any schedule, it shall be deemed to be disclosed for purposes of any and all other schedules, regardless of whether a cross reference to such other schedule has been made.

SECTION    SUBJECT MATTER
-------    --------------
3.1        List of Current Directors and Officers
3.2        List of Holders of Company Stock
3.2        Capital Stock Exceptions
3.3(b)     Valid Issuance of Capital Stock
3.4        Investments
3.6        Restrictive Documents
3.7        Violations
3.8        Consents Required
3.11       Encumbrances on Assets
3.12       Insurance Policies
3.13       Debt Instruments
3.14       Leases
3.15       Material Contracts and Agreements
3.18       Environmental Permits
3.19       ERISA Plans
3.20       Litigation
3.22       Liabilities
3.23       Intellectual Property
3.25       Government Claims
3.26       Questionable Payments
3.28       Shareholder Agreements
3.29       Other Agreements
3.30       Insider Interests

                                 SCHEDULE 3.01

                               THE CARREKER GROUP
                                  THE OFFICERS


John D. Carreker                             President & Chief Executive Officer
4321 Overhill Drive, Dallas, TX 75205

Royce Brown                                             Executive Vice President
2512 Rothland, Plano, TX 75023

Doug Eubanks                                            Executive Vice President
6305 Ahnee Drive, Rowlett, TX 75098

Wyn Lewis                                               Executive Vice President
121 Rubicon Peak, Incline Village, NV 89451

Terry Gage           Senior Vice President, Treasurer, & Chief Financial Officer
5209 Gentle Drive, Flower Mound, TX 75028

Jack Davis                                                 Senior Vice President
2913 Sunset Ridge, McKinney, TX 75070

Bill Long                                                  Senior Vice President
7328 Stoney Ridge, McKinney, TX 75025

George Noga                                                Senior Vice President
2905 Wyndham Lane, Richardson, TX 75082

David Walker                                               Senior Vice President
523 Highland, Waxahachie, TX 75082

Maury Purnell                                                Corporate Secretary
4409 South Versailles, Dallas, TX 75205

Kathryn Huffhines                                            Assistant Secretary
P.O. Box 830758, Richardson, TX 75083

Judith Grooters                                              Assistant Treasurer
7103 Dye Drive, Dallas, TX 75248

                                 SCHEDULE 3.01

                               THE CARREKER GROUP
                             THE BOARD OF DIRECTORS


John D. Carreker                                                        Chairman

James D. Carreker                                                       Director

Ben P. Denman                                                           Director

James L. Fischer                                                        Director

Richard L. Lee                                                          Director

David K. Sias                                                           Director

Maurice E. Purnell                                           Corporate Secretary

                                 SCHEDULE 3.02

                       List of Holders of Company Stock


                                       CLASS                  CLASS B       CLASS B
                      CLASS A            B        PREFERRED    STOCK         STOCK
                       STOCK           STOCK        STOCK     OPTIONS       OPTIONS
    NAME              ISSUED           ISSUED       ISSUED    GRANTED       RESERVED      TOTAL
J.D. Carreker          655,514           0            0             0             0       655,514
Wyn Lewis                  755           0            0        60,000        10,000        70,755
Royce Brown             14,095           0            0        35,000             0        49,095
1984 ESOP               42,036           0            0             0             0        42,036
1992 ESOP               36,111           0            0             0             0        38,111
Doug Eubanks                 0           0            0        21,667         3,333        25,000
David Sias              23,170           0            0             0             0        23,170
Jim McCormick           14,300           0            0         7,177             0        21,477
(deceased)
Bill Long                    0           0            0        20,500             0        20,500
Jack Davis                   0           0            0        14,334         5,866        20,000
George Noga                  0           0            0        14,667         5,333        20,000
Jim Fischer             10,029           0            0         7,177             0        17,206
Tom Clifford                 0           0            0         5,834        10,666        16,500
Jim Carreker             7,329           0            0         7,177             0        14,506
Richard Lee              7,329           0            0         7,177             0        14,506
Ben Denman               7,329           0            0         7,177             0        14,506
Mike Jessie                  0           0            0         6,334         6,666        13,000
John Carreker                0           0            0         3,334         6,666        10,000
Terry Gage                   0           0            0         3,334         6,666        10,000
Betty Haley                  0           0            0         3,334         6,666        10,000
David Walker                 0           0            0         4,667         5,333        10,000
Paul Carruba                 0           0            0         2,667         5,333         8,000
Henry S. Miller          7,329         667            0             0             0         7,996
Blake Williams               0           0            0         2,500         5,000         7,500
Randy Haga                   0           0            0         1,667         3,333         5,000
Kenneth Siegman              0           0            0             0         5,000         5,000
Tom Stephens                 0           0            0         3,667         1,333         5,000
Bill Stuart                  0           0            0         1,667         3,333         5,000
Don Lewellyn                 0           0            0         4,000             0         4,000
Judy Grooters                0           0            0         1,000             0         1,000
Roger Snell                100           0            0           600             0           600
Unassigned                   0           0            0             0        27,000        27,000
-------------------------------------------------------------------------------------------------

                                 SCHEDULE 3.02

Total Issued &         825,426         667            0       246,558       117,327     1,189,978
outstanding
Treasury (FY95)            821                                                                821
Treasury (PUSA)        184,602                                                            184,602
-------------------------------------------------------------------------------------------------
Total Issued         1,010,849         667            0       246,558       117,327     1,375,401

   Reserved options represent options which have not yet been granted, but have been set aside to be granted upon meeting pro-established performance criteria.

                                SCHEDULE 3.02


Capital Stock Exceptions

Agreement between the company and Wynn Lewis whereby, following the close of the current fiscal year (January 31, 1997), Wynn Lewis will use the amount of his incentive bonus payment net of taxes which exceeds $105,000, if any, to purchase Class A Shares in the company at the market price as of the date of purchase. Assuming a full payout on his bonus, the value of his purchase is anticipated to be at least $75,000.

Employee Stock Ownership Program (ESOP)

Under the terms of the companies ESOP program the company is obligated to repurchase shares of stock from the plan which the plan is required to sell in order to fund payments to participants who resign, retire, are dismissed or die. Payments for any individual participant are to be made in a lump sum if the amount is less than $3,500. For payments which excised $3,500, payments are to be made in equal amounts over a period of five years.

                                    3.03(B)

                            OWNERSHIP AT CLOSING

           NAME                        SHARES        SHARES     SHARES
                                         A             B          TOTAL
J.D. Carreker                         655,514           0       655,514
SAIC                                  100,645           0       100,645
1984 ESOP                              42,036           0        42,036
1992 ESOP                              36,111           0        36,111
David Sias                             23,170           0        23,170
Jim McCormick (deceased)               14,300           0        14,300
Royce Brown                            14,095           0        14,095
Jim Fischer                            10,029           0        10,029
Henry S. Miller                         7,329         667         7,996
Jim Carreker                            7,329           0         7,329
Richard Lee                             7,329           0         7,329
Ben Denman                              7,329           0         7,329
Wyn Lewis                                 755           0           755
Roger Snell                               100           0           100
                                      ---------------------------------
Total Issued at Closing               926,071         667       926,738

                                 SCHEDULE 3.04

Investments

The company holds an investment interest in Payment Solutions Network, Inc. (Holdings).

The company entered into an agreement with PSN whereby the company is entitled to a Payment of $250,000, subject to certain restrictions, on January 1, 1996 and on each January 1 thereafter through January 1, 2000. Each payment represents a repurchase of the companies interest in PSN on a $1 per share basis. In addition, the company is entitled to a contingent Payment of 7% of the first $60,000,000 of PSN revenue and 6.25% of all PSN revenues above $60,000,000 for the fiscal year ended December 31, 1999 less amounts previously paid an each January 1.

                                 SCHEDULE 3.06

Restrictive Documents


None

                                SCHEDULE 3.07

Violations


None

                                 SCHEDULE 3.09

Consents


- Under the companies Revolving Line of Credit agreement with Compass Bank, the company has agreed not to make material changes in the ownership or management of the company. While not deemed a material change by the company, the company has requested and received confirmation from the bank that the transaction will not violate our loan covenants or change our current borrowing relationship.

                                 SCHEDULE 3.11

                              Encumbrances on Assets


Collateral provided to Compass Bank to secure $1,000,000 Revolving Line of Credit as follows:

     a. All present and future accounts, contract rights, general intangibles, chattel paper, documents and instruments now existing or hereafter arising from the business of Borrower together with an returned, refused and/or repossessed goods, as well as an cash and noncash proceeds and other rights arising from or by virtue of or from the voluntary or involuntary sale, lease or other disposition of, or collections with respect to, or insurance proceeds payable by virtue of warranty or other claims against manufacturers of or claims against any other person with respect to all or part of the collateral heretofore described in this clause.

     b. AR goods, inventory, raw materials, work in progress or materials used or consumed in Borrower's business, whether now owned or hereafter acquired and all products and accessions thereof, whether in the possession of Borrower, warehouseman, bailee or any other person together with all proceeds thereof, including an accounts receivable, instruments and notes.

     c. AR substitutes and replacements for, accessions attachments and other additions to, proceeds and products of, the above collateral (including all income and benefits resulting from any of the above, such as dividends payable or distributable in cash, property or stock; interest, premium and principal payments; redemption proceeds and subscription rights- and shares or other proceeds of conversions or splits or any securities in collateral), and returned or repossessed collateral.

     d. All other interests of every kind and character which Borrower now has or at any time hereafter acquires in and to the property described or referred to in the preceding paragraphs.

                                 SCHEDULE 3.12
Insurance Policies

1. General Liability                                   Travelers Insurance Co.
   -  General Aggregate                                             $2,000,000
   -  Products - Comp/OP Agg.                                       $2,000,000
   -  Personal & Adv Injury                                         $1,000,000
   -  Each Occurrence                                               $1,000,000
   -  Fire Damage                                                      $50,000
   -  Med Exp.                                                         $50,000
2. Automobile Liability                                Travelers Insurance Co.
   -  Combined Single Limit                                         $1,000,000
3. Excess Liability Umbrella                           Travelers Insurance Co.
   -  Each Occurrence                                               $4,000,000
   -  Aggregate                                                     $4,000,000
4. Workers Compensation                                Travelers Insurance Co.
   -  EL each Accident                                              $1,000,000
   -  EL Disease - Policy Limit                                     $1,000,000
   -  FI Disease - EA Employee                                      $1,000,000
5. Property                                            Travelers Insurance Co.
   -  Contents                                                        $338,000
6. Specialty Errors & Omissions Liability
   -  Retro Date of 6/23/83                                         $2,000,000
7. Life Policy on Denny Carreker                   Transamerica Life Companies
   -  $10,000,000
   -  Assignment of proceeds to cover
      outstanding debt on Pacific Technology
      Promissory Note and Compass Revolving
      Line of Credit

                                 SCHEDULE 3.13

Debt Instruments

1.   Compass Bank $1,000,000 Revolving Line Of Credit
           - No amounts borrowed as of this date
2. Pacific Technology Services, Inc. $1,400,000 Promissory Note (to be paid off immediately following Closing)

                                 SCHEDULE 3.13

Debt Instruments

1.   Compass Bank $1,000,000 Revolving Line Of Credit
           - No amounts borrowed as of this date
2.   Pacific Technology Services, Inc. $1,400,000 Promissory Note

                                 SCHEDULE 3.14

Leases

Lease of Office space at 14001 North Dallas Pkwy, Dallas, Texas

Landlord: Crescent Real Estate Equities, Ltd. Partnership
     - Term ends May 31, 1999
     - Base monthly lease commitment $24,400

                                    SCHEDULE 3.15

Material Contracts and Agreements

Defaults in contracts or Agreements

       - None

I. Agreements involving payments by the Company of more than $25,000 during any 12 month period:

             - None

II. Agreements for the employment of any officer, employee, consultant or independent contractor:

       - Board members are compensated $2,500 per quarter for board meeting attended and $1,250 per quarter for meetings held which they did not attend

       - SCON Inc. retainer agreement for David Sias at $4,166.67/month as a consultant less amounts paid for board membership

       - Subhash Mukerji minimum retainer agreement at $4,000/month as a consultant

       - Bill Toner minimum retainer agreement at $5,000/month as a consultant

       - Proposed retainer agreement with DRH Strategic Consulting, Inc. at $12,500 per quarter

       - Employees are provided an initial offer of employment which outlines the specific salary and benefits which they will be entitled to. The company operates as an "at will" employer and has taken the position that employment can be terminated "at will". No fixed duration or payment agreements exist with any employee.

III. License agreements or distributor, dealer, manufacturer's representative, sales agency or brokerage agreements:

       - The company entered into an agreement with World Savings whereby the company has agreed to pay a finders fee if sales of the companies ReserveLink software product are sold to banks where World Savings has provided an introduction. The fee terms are as follows:

             -      10% of sales up to $350,000

             -      $50,000 on sales of $350,000

             - For sales in excess of $350,000 fee is $50,000 plus 10% of the sale which exceeds $350,000

       - The company entered into an agreement with Mr. Dan Atkinson whereby Mr. Atkinson would be paid a commission of $5,000 for banks that he signs up to install the PSN Smartnotes product. PSN will reimburse the company for this cost plus 20%.

       - The company entered into an agreement with Michigan National Bank under which the company agreed to pay a royalty for Cash Forecaster sales an or before November 1997 either at the rate of 25% of each sale up to a maximum aggregate payment of $100,000 or $100,000 in November 1997.

       - The company entered into an agreement with Mr. Drolinger whereby Mr. Drolinger would be paid 7% of each CheckLink CPCS software sale up to a maximum aggregate payment of $210,000. To date the company has paid or accrued payments of $129,010.

IV. Agreements with any labor organization or other collective bargaining unit:

       -     None

V. Agreements for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more the $25,000 over their remaining term:

       -     None

VI. Profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plans or agreements:

       - Incentive bonus program under which employees are entitled to receive a bonus payment following year end based on a percentage of their base compensation, The bonus is determined based on the company's performance against net income targets and the contribution of the employee.

       - The company maintains an incentive stock option plan under which grants are made based on recommendations from company management.

       - The company maintains an Employee Stock Ownership Plan for the benefit of it's employees. There are currently no funding obligations with respect to the plan and all contributions have been fully allocated.

       - The company provide standard health, life and disability insurance for it's full time employees. Employees may elect to cover their dependents for health Insurance with the increased premium cost being deducted from their paycheck.

       - The company maintains a 401(k) plan for the benefit of it's employees. Employees can contribute by payroll deduction into the plan subject to limits established by the IRS. Contributions are matched 100% by the company.

       -     The company does not maintain a formal severance pay plan.

       - The company has an agreement to sell stock to one employee as described in schedule 3.28

VII. Agreements for the sale or purchase of any Assets or the grant of any preferential rights to purchase any Assets or rights, other than in the ordinary course of business:

       -     None

VIII. Agreements that contain any provisions requiring the Company to indents any other party thereto:

       -     Standard contract indemnity

IX. Joint venture agreements or other agreements involving the sharing of profits:

       - The company has entered into an agreement with VISA for the sharing of license fees due from PSN from installed SmartNotes software. Under the agreement fees will be split 80% to VISA and 20% to the company until such time as VISA collects $350,000. After such time the percentages will reverse.

       - The company has entered into an agreement with ETC involving the sharing of license fees due from PSN from installed Tnotes software. Under the agreement, fees will be split 50% to ETC and 50% to the company.

X.     Outstanding loans to any persons or entity:

       -     The company is obligated under loans as described in schedule 3.13

XI. Any agreement or understandings that reasonably could be interpreted to impose restrictions on any business operations of the Company which, either individually or in the aggregate, could reasonably be expected to have a material adverse impact on the Company.

       -     None

XII.   Commitments to lend money

       - The Company loaned PSN $200,000 to fund general working capital requirements of PSN. The company has given consideration to loaning an additional $200,000 under similar terms.

       - The company has committed to loaning PSN up to $200,000 to fund the installation cost of SmartNotes in banks who have contracted with PSN for the SmartNote service. To date, $13,685 has been drawn on the loan.

XIII.  Contracts for Services

       - The company performs management and other services for PSN under a management service agreement

       See following attachment

                                 SCHEDULE 3.15

THE CARREKER GROUP
ANALYSIS OF CONTRACT COMMITMENT
REMAINING AS OF 8/31/96

--------------------------------------------------------------------------------------------------
                                                                                       REMAINING
                                                                        TOTAL         COMMITMENT
         CLIENT               PROJECT            PHASE                 CONTRACT      AS OF 8/31/96
--------------------------------------------------------------------------------------------------
UNION PLANTERS             SWEEP             LICENSE                     100,000        100,000
                                             IMPLEMENTATION              100,000        100,000
                                             RESIDUAL                    200,000        200,000
                                                                      ----------      ---------
                                                                         400,000        400,000

BANK OF MISSISSIPPI        SWEEP             LICENSE                     100,000        100,000
                                             IMPLEMENTATION               50,000         20,000
                                             RESIDUAL                    100,000        100,000
                                                                      ----------      ---------
                                                                         250,000        220,000

WORLD SAVINGS              SWEEP             LICENSE                      68,000              0
                                             DEFERRED MAINTENANCE         32,000         30,700
                                             RESIDUAL                    250,000        100,000
                                                                      ----------      ---------
                                                                         350,000        130,700

FIRST CHICAGO              SWEEP             LICENSE                     100,000              0
                                             IMPLEMENTATION              100,000         92,400
                                             RESIDUAL                    200,000              0
                                                                      ----------      ---------
                                                                         400,000         92,400

US BANCORP                 SWEEP             LICENSE                      74,400         20,600
                                             DEFERRED MAINTENANCE         25,600         13,000
                                             IMPLEMENTATION              100,000         66,400
                                             RESIDUAL                    350,000        350,000
                                                                      ----------      ---------
                                                                         550,000        450,000

UNITED JERSEY (SUMMIT)     SWEEP             LICENSE                     100,000              0
                                             IMPLEMENTATION               50,000         48,500
                                             RESIDUAL                    110,000        110,000
                                                                      ----------      ---------
                                                                         260,000        158,500

RIGGS                      SWEEP             LICENSE                      84,000             0,
                                             DEFERRED MAINTENANCE         16,000          8,200
                                             IMPLEMENTATION               50,000         50,000
                                             RESIDUAL                      5,000          5,000
                                                                      ----------      ---------
                                                                         155,000         63,200

COMPASS BANK               SWEEP             LICENSE                     100,000              0
                                             IMPLEMENTATION               50,000         48,800
                                             RESIDUAL                    250,000              0
                                                                      ----------      ---------
                                                                         400,000         48,800

WESTAMERICA                SWEEP             LICENSE                      60,000         60,000
                                             DEFERRED MAINTENANCE          5,000          5,000
                                             IMPLEMENTATION               50,000         50,000
                                             RESIDUAL                     10,000         10,000
                                                                      ----------      ---------
                                                                         125,000        125,000

                                     -20-

                                 SCHEDULE 3.15

--------------------------------------------------------------------------------------------------
                                                                                       REMAINING
                                                                        TOTAL         COMMITMENT
         CLIENT               PROJECT            PHASE                 CONTRACT      AS OF 8/31/96
--------------------------------------------------------------------------------------------------
COMMERCE BANK              SWEEP             LICENSE                      54,000              0
                                             DEFERRED MAINTENANCE          6,000          6,000
                                             IMPLEMENTATION               50,000         32,000
                                             RESIDUAL                     15,000              0
                                                                      ----------      ---------
                                                                         125,000         38,000

OLD KENT                   SWEEP             LICENSE                      50,000              0
                                             IMPLEMENTATION               50,000         22,100
                                             RESIDUAL                     50,000         50,000
                                                                      ----------      ---------
                                                                         150,000         72,100

CITIZENS MARYLAND          SWEEP             LICENSE                      75,000              0
                                             IMPLEMENTATION               50,000         45,100
                                             RESIDUAL                     50,000         50,000
                                                                      ----------      ---------
                                                                         175,000         95,100

US TRUST                   SWEEP             LICENSE                      46,200              0
                                             DEFERRED MAINTENANCE          3,800          1,400
                                             IMPLEMENTATION               50,000              0
                                                                      ----------      ---------
                                                                         100,000          1,400

BANK OF LANCASTER          SWEEP             LICENSE                     100,000              0
                                             IMPLEMENTATION               50,000         50,000
                                                                      ----------      ---------
                                                                         150,000         50,000

BANK OF THE WEST           SWEEP             LICENSE IMPLEMENTATION       50,000              0
                                                                          50,000         50,000
                                                                      ----------      ---------
                                                                         100,000         50,000

MICHIGAN NATIONAL          SWEEP             LICENSE                      25,000              0
                                             DEFERRED MAINTENANCE         75,000         73,800
                                             IMPLEMENTATION               50,000         50,000
                           CASH FORECASTER   DEVELOPMENT/CONSULTING      150,000        141,100
                                                                      ----------      ---------
                                                                         300,000        264,900

NORWEST                    SWEEP             LICENSE                     284,000              0
                                             DEFERRED MAINTENANCE         18,000          4,100
                                             IMPLEMENTATION              350,000         52,200
                                             RESIDUAL                    100,000        100,000
                           BSE               CORPORATE                   136,000              0
                                             REGIONAL                    326,000        186,400
                           FLOAT             FLOAT MANAGEMENT            580,000        286,800
                           RECONFIGURATION   PMO                       1,375,000        566,500
                                             IMPLEMENTATION              500,000        500,000
                                                                      ----------      ---------
                                                                       3,647,000      1,716,000

NORWEST                    BSE               PHASE I - (1995)            850,000         30,000

NORWEST                    CASH MANAGEMENT   LEWIS                        75,000         72,500
                           CASH MANAGEMENT   NOGA                         75,000         74,000
                                                                      ----------      ---------
                                                                         150,000        146,500

CITIBANK                   INTERNATIONAL
                           PRICING           PHASE I                      45,000         21,300

SAIC                       FREDDIE MAC       PHASE I                      20,000         13,700

IBM                        AGREEMENT
                           #ATLCON-223       PHASE II                      6,000          2,000

                                     -21-

                                 SCHEDULE 3.15

--------------------------------------------------------------------------------------------------
                                                                                       REMAINING
                                                                        TOTAL         COMMITMENT
         CLIENT               PROJECT            PHASE                 CONTRACT      AS OF 8/31/96
--------------------------------------------------------------------------------------------------
PSN                        MANAGEMENT        MANAGEMENT SERVICES
                           SERVICES          (ESTIMATED)               1,029,400        400,000
                                             MANAGEMENT FEES
                                             (ESTIMATED)                 263,200        100,000
                                                                      ----------      ---------
                                                                       1,292,600        500,000

ECCHO                      MANAGEMENT        ECCHO ADMINISTRATION
                           SERVICES          (ESTIMATED)                 631,200        250,000
                                             ECCHO CONFERENCE
                                             (ESTIMATED)                  95,700         53,000
                                                                      ----------      ---------
                                                                         726,900        303,000

NORTHERN TRUST             NPPC              PRODUCT DEVELOPMENT         100,000         22,800

SUNTRUST                   NPPC              PRODUCT DEVELOPMENT         100,000         29,600

NORWEST                    NPPC              PRODUCT DEVELOPMENT         100,000         51,100

BANK OF BOSTON             NPPC              PRODUCT DEVELOPMENT         100,000         75,800

SOFTWARE MAINTENANCE       DEFERRED REVENUE  CHECKLINK CPCS              294,866        168,679
                           FROM CURRENT      CHECKLINK CICS              193,897         94,173
                           CONTRACTS STILL   FPS/FAS                     623,381        338,608
                           TO BE RECOGNIZED  ALC                           8,250          6,875
                                                                      ----------      ---------
                                                                       1,120,394        608,335

CITIBANK                   CHECKLINK CPCS    WORK ORDER                  150,000        138,200

FROST                      FPS               INSTALLATION                176,000        143,900

SIGNET                     CHECKLINK CICS    INSTALLATION                231,000         84,000

BANK OF HAWAII             FPS               INSTALLATION                126,600        100,700

KEY                        FPS               INSTALLATION                175,300        124,700

M & I                      FPS               INSTALLATION                 67,000         63,200

FIRST ALABAMA              ALC               DEVELOPMENT/
                                             INSTALLATION                 50,000         35,100

NORWEST                    FPS               TECHNICAL SUPPORT            66,100         47,600

PSN                        SMART NOTES       IMPLEMENTATION              197,400        134,400

VISA                       SMART NOTES       PRODUCT
                                             DEVELOPMENT PILOT           242,500          6,200
                                                                         199,000         29,800
                                                                      ----------      ---------
                                                                         441,500         36,000

COMERICA                   CONSOLIDATION     PHASE II AND III          1,410,000      1,355,000

HOME SAVINGS               OPERATIONS        CASH MANAGEMENT             600,000        222,900
                           SUPPORT           OPERATIONS REVIEW           600,000        183,800
                                             ACH & WIRE                   62,300          7,200
                                                                      ----------      ---------
                                                                       1,262,300        413,900

SIGNET                     BSE               CONTINGENCY (ESTIMATED)     250,000        250,000

CENTRAL FIDELITY           BSE               CONTINGENCY (ESTIMATED)     500,000        500,000

UNITED JERSEY (SUMMIT)     MARKET
                           SEGMENTATION      PHASE I                     105,000         14,300
--------------------------------------------------------------------------------------------------
TOTAL                                                                 17,455,094      9,221,235
--------------------------------------------------------------------------------------------------

                                SCHEDULE 3.18

Environmental Permits


None

                                 SCHEDULE 3.19

ERISA Plans

The company has received a determination letter (as provided to SAIC) from the IRS dated August 19, 1996 relating to it's Employee Stock Ownership Plan
(ESOP) which provides that the company is required to adopt certain amendments to it's ESOP no later than 90 days following the date of the letter (November 19, 1996). The company is in the process of amending it's ESOP in accordance with said determination letter.

                                 SCHEDULE 3.20

Litigation


None

                                 SCHEDULE 3.22

Liabilities


None

                                 SCHEDULE 3.23

Intellectual Property
- The company is obligated to a royalty arrangement (as described in schedule 3.15) on the sale of it's CheckLink CPCS software.
- The company is obligated to a royalty arrangement (as described in schedule 3.15) on the sale of it's Cash Forecaster software.

                                 SCHEDULE 3.25

Government Claim


None

                                 SCHEDULE 3.26

Questionable Payments


None

                                 SCHEDULE 3.28

Shareholder Agreements


- Agreement between J.D. Carreker and Wyn Lewis whereby J.D. Carreker has committed to Wyn Lewis, that without the consent of Wyn Lewis, he will not vote his shares of Class A Stock in favor of a Corporate Transaction unless the Class B Stock is treated equally in all material respects, from an economic standpoint, with the Class A Stock in such Corporate Transaction.

-      Agreement between J.D. Carreker and David Sias as follows:

       - TAKE-ALONG SECURITIES. If Denny decides to sell any of his shares in a third-party negotiated transaction, David has the right to participate in the sale on a pro rata basis and on the same terms.
       - BOARD SEAT. Denny agreed to vote his shares to elect David to the Board as long as David owns at least 15,000 shares.
- The company his a right of first refusal with certain of it's holders of class A common stock which gives the company the right to purchase shares under certain circumstances (copies of agreement previously provided)

                                 SCHEDULE 3.29

Other Agreements


None

                                 SCHEDULE 3.30

Insider Interests


None

                                  EXHIBIT 5.03

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
                              CLOSING CERTIFICATE

       The undersigned, KEVIN E. MURPHY, Corporate Vice President of Science Applications International Corporation, a Delaware corporation, hereby delivers this Closing Certificate in connection with that certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of October _, 1996, by and among The Carreker Group, Inc., a Texas corporation, J. D. Carreker, a resident of Texas, and Science Applications International Corporation, a Delaware corporation, and certifies as follows:

             1. REPRESENTATIONS AND WARRANTIES. The representations and warranties by Science Applications International Corporation set forth in Article IV of the Stock Purchase Agreement are true and correct on and as of this date with the same effect as though such representations and warranties had been made on and as of this date.

       IN WITNESS WHEREOF, the undersigned has executed this Closing
Certificate as of October        , 1996.


                           /s/ Kevin E. Murphy
                           -------------------------------------------------
                           Kevin E. Murphy, Corporate Vice President of
                           Science Applications International Corporation

                                  EXHIBIT 5.05

                  MEMBERS OF THE BOARD OF DIRECTORS AT CLOSING

1.     J. D. Carreker (Chairman)

2.     Jim Carreker

3.     David Sais

4.     Richard Lee

5.     Ben Denman

6.     Jim Fischer

7.     Larry Peck

                                   Exhibit 5.06

                             STRATEGIC ALLIANCE AGREEMENT

       THIS STRATEGIC ALLIANCE AGREEMENT ("AGREEMENT"), is made effective as of October __, 1996, by and between SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation ("SAIC"), and THE CARREKER GROUP, INC., a Texas corporation ("CARREKER"), who agree as follows:

       1. RECITALS. This Agreement is entered into in contemplation of the following facts and circumstances:

             1.1 OBJECTIVES. Carreker and SAIC desire to establish an arrangement whereby they can in the future jointly offer such services, products and technology as they may possess to prospective users of the services, products and/or technology the parties may offer with particular emphasis on commercial financial institutions and federal government agencies ("CUSTOMERS") pursuant to terms, conditions and prices mutually agreed upon by the parties in advance of entering any contract with a Customer. The parties also anticipate that each may identify opportunities which they do not pursue jointly, but with respect to which the services, products and/or technology of the other party may be marketed and sold to a Customer. This Agreement pertains only to the SAIC Financial Services Practice within SAIC's Technology Solutions Sector (the "SAIC FINANCIAL SERVICES PRACTICE").

             1.2 PURPOSE. This Agreement (a) sets forth (i) the provisions and conditions pursuant to which either party may identify and advise the other party of a mutually beneficial business opportunity and
       (ii) the circumstances under which parties may pursue the opportunity jointly, and (b) establishes the basis of payments to a party that introduces an opportunity which is not pursued jointly but with respect to which the other party successfully markets and sells its services, products and/or technology.

       2. SCOPE OF AGREEMENT. The parties specifically acknowledge and agree that this Agreement shall not apply to any work or contracts that commenced prior to the date of this Agreement, unless the parties otherwise agree in writing. This Agreement is not an exclusive dealings agreement and each party is free to do business with others with respect to Customers or otherwise; PROVIDED, HOWEVER, during the first three (3) years of this Agreement, Carreker shall provide SAIC with a preferential opportunity to provide services, products and/or technology to each prospective Customer that Carreker solicits in those instances where it appears to Carreker that a teaming relationship is necessary and that SAIC could provide the services, products and/or technology that is the subject matter of the solicitation.


                               Exhibit 5.06 - 1

                               EXHIBIT 5.06

       3.    MUTUAL BUSINESS OPPORTUNITIES.

             3.1 REPRESENTATIVES. Each party shall designate one or more authorized representatives to interact with the other for purposes hereof ("REPRESENTATIVE") until such time as either party notifies the other of its decision to designate a new Representative.

             3.2 REVIEW OF OPPORTUNITIES. The parties' Representatives may select and submit to the other for its consideration such business opportunities identified by a party that the party believes may be of mutual interest and the Representatives shall jointly determine whether to pursue such business opportunity together. If the parties determine to pursue an opportunity jointly, they also shall determine the terms, conditions and prices that will be offered to the prospective Customer and the strategy by which the parties will attempt to acquire the business (including, without limitation, designation of the party which shall serve as the prime contractor, the party which will perform the necessary services and provide the appropriate products and/or technology, and the party which will assume responsibility for presentation of the parties' proposal). The Representatives shall meet and confer, either in person or by teleconference, at least once monthly, to discuss prospective business opportunities and performance with respect to existing accounts.

             3.3 COOPERATION. If the parties pursue a business opportunity jointly, each party shall utilize commercially reasonable efforts to market and obtain the targeted business; PROVIDED, HOWEVER, that the parties shall coordinate their activities so as to provide a unified presentation to the prospective Customer.

       4.    TRANSACTIONS.

             4.1 JOINT TRANSACTIONS. Whenever a mutually satisfactory contract to perform or provide services, products and/or technology to a Customer has been obtained due to the active and substantial marketing and sales efforts of both parties, Carreker will have the right to provide services, products and/or technology having a value up to fifty percent (50%) of the estimated value of the contract and Carreker shall be entitled to its proportion of the revenue derived from the services, products and/or technology provided by Carreker. SAIC shall provide or obtain all services, products and/or technology not provided by Carreker and shall receive the revenue represented by the proportion of the revenue derived from the services, products and/or technology provided by SAIC.

             4.2 SOLE EFFORTS TRANSACTIONS. Whenever a mutually satisfactory contract to provide services, products and/or technology to a Customer has been obtained by the sole marketing and sales efforts of such party, the contracting party shall make a commercially reasonable good faith effort to enter into a subcontract or other arrangement to have the other party provide up to five percent (5%) of the services, products and/or technology required under the contract and the non-contracting party shall receive its share of revenues accordingly.


                               Exhibit 5.06 - 2

                               EXHIBIT 5.06

             4.3 FACILITATING TRANSACTIONS. Whenever a mutually satisfactory contract to provide services, products and/or technology to a Customer has been obtained by a party and the other party has provided limited solicitation assistance, such as by way of introduction, endorsement, referral or similar facilitating activity ("FACILITATING EFFORT"), the contracting party shall make a commercially reasonable good faith effort to enter into a subcontract or other arrangement to have the party providing the Facilitating Effort to provide up to five percent (5%) of the services, products and/or technology required under the contract and the party providing the Facilitating Effort shall receive its share of the revenues accordingly; PROVIDED, HOWEVER, that any contract under this Section 4.3 entered into must have been entered into within one (1) year of the performance of the initial Facilitating Effort.

             4.4 LIMITATION. Notwithstanding the foregoing, should it be discovered that any SAIC organization or affiliate other than the SAIC Financial Services Practice is marketing, performing or providing services, products and/or technology independently of the relationship described in this Agreement, no subcontracting shall be required by the other SAIC organization or affiliate with Carreker.

       5.    BUSINESS DEVELOPMENT COMMITMENT.

             5.1 During the first two (2) years of this Agreement, Carreker and SAIC agree to confer, develop, fund (either through the utilization of internal personnel, resources, facilities, equipment, products and/or other assets or by contributing cash) and implement mutually acceptable business development plans approved in advance in writing by Carreker's President and SAIC's Technology Solutions Sector Manager and which will consist of (a) a public relations promotional program (the "PR PROGRAM") and (b) the development of a joint marketing and sales plan such as, but not limited to an electronic commerce strategic plan.

             5.2 Each party shall equally contribute up to Twenty Thousand Dollars ($20,000) in value per year to fund the PR Program, subject to a maximum total contribution by each party of Forty Thousand Dollars ($40,000).

             5.3 Each party shall equally contribute up to One Hundred Thousand Dollars ($100,000) in value per year to fund the marketing and sales plan agreed mutually upon and referred to in Section 5.1 above, subject to a maximum total contribution by each party of Two Hundred Thousand Dollars ($200,000).

       6.    CONTRACTING.

             6.1 With respect to any undertaking proposed under this Agreement, the parties shall confer and determine which of them should be the party contracting with the Customer (the "PROJECT LEADER").


                               Exhibit 5.06 - 3

                               EXHIBIT 5.06

             6.2 Each party shall (i) provide appropriate information and personnel and use commercially reasonable good faith efforts to timely prepare and submit to the Project Leader such data as are required for use in preparation of that part of the proposal to be submitted to the Customer and the services, products and/or technology to be provided to the Customer and (ii) provide all other reasonable assistance to the Project Leader in preparation of a proposal.

             6.3 The Project Leader shall prepare the proposal, integrate the information and data provided by the parties, submit the proposal to the other party for advance review and written approval and submit the resulting proposal to the Customer.

             6.4 The Project Leader shall propose and promote the other party as the subcontractor for the services, products and/or technology to be provided under the contract with the Customer by such party.

             6.5 The parties shall perform such additional effort subsequent to submittal of the proposal to the Customer as appears reasonable to obtain the contract with the Customer.

             6.6 Each party shall perform its respective obligations described in the contract with the Customer in a proper and workmanlike manner and in accordance with the specifications, terms and conditions of the contract with the Customer.

             6.7 Any and all costs, expense or liability of either party caused by or arising out of this Agreement, its implementation, amendment, or expansion, shall be borne by each party separately and individually and neither party shall be liable or obligated to the other for any such cost, expense or liability except to the extent that such costs, expense, or liabilities are reimbursed, paid or provided for, under a written agreement entered into between the parties.

       7. COMPLIANCE WITH LAW. Each Party agrees that in carrying out its duties and responsibilities under this Agreement, it will neither undertake, nor cause nor permit to be undertaken any activity which either (a) is illegal under any laws, decrees, rules or regulations in effect in the United States, any state or territory or in any other applicable jurisdiction, or (b) would have the effect of causing the other party to be in violation of any laws, decrees, rules or regulations in effect in the United States, any state or territory or in any other applicable jurisdiction. Each party further acknowledges and agrees that if either party breaches this Paragraph 7: (i) the non-breaching party shall have the immediate right to terminate this Agreement; and (ii) the breaching party shall indemnify the non-breaching party for any penalty, loss or expenses incurred by the non-breaching party as a result of any such breach.

       8. OWNERSHIP OF PRODUCTS AND WORK PRODUCT. Any patent, trademark, copyright or intellectual property right in any software, software enhancements, products,


                               Exhibit 5.06 - 4

                               EXHIBIT 5.06

services, technology, inventions, proprietary information or work product ("PRODUCTS") produced or created solely by one party as a result of the activities contemplated by this Agreement shall be the sole and exclusive property of such party. With respect to Products that are created directly as a result of the combined work efforts of both parties (and not merely because the contract with the Customer was jointly solicited), unless otherwise agreed in advance in a document signed by Carreker's President and SAIC's Technology Solutions Sector Manager, each party shall have a one-half (1/2) undivided interest in the Products without a duty to account to the other, provided that the Products are created or developed solely by the combined work efforts of the parties and not merely because the contract was jointly solicited.

       9.    CONFIDENTIAL AND/OR PROPRIETARY INFORMATION.

             9.1 The parties anticipate that under this Agreement it may be necessary for either to transfer to the other information of a confidential and/or proprietary nature ("CONFIDENTIAL INFORMATION"). Confidential Information shall be clearly identified by the disclosing party at the time of disclosure either by being marked with a legend clearly indicating that it is confidential or proprietary and all oral information that is reduced to writing and is identified as being confidential or proprietary and such writing is given to the recipient within fifteen (15) days of the date of the oral disclosure. Any information otherwise provided shall be deemed to not be confidential or proprietary.

             9.2 Each of the parties agree that it will use the same efforts to protect such Confidential Information as are used to protect its own Confidential Information. Disclosures of such Confidential Information shall be restricted to those individuals who are directly participating in the proposal and contracting efforts hereunder.

             9.3 Neither party shall make any reproductions, disclosure or use of such Confidential Information except in performing its obligations under this Agreement and as are set forth in the proposal to the Customer, with appropriate restrictive legends to the extent that either party specifically requests, and such legends as are permitted by the Customer's regulations.

             9.4 The limitations on reproduction, disclosure or use of Confidential Information shall not apply to, and neither party shall be liable for reproduction, disclosure or use of Confidential Information with respect to which any of the following conditions exist:

                    (a) If, prior to the receipt thereof under this Agreement, it has been developed independently by the party receiving it, or was lawfully known to the party receiving it, or has been lawfully received from other sources, including the Customer, provided such other source did not receive it due to a breach of this Agreement;


                               Exhibit 5.06 - 5

                               EXHIBIT 5.06

                    (b) If, subsequent to the receipt thereof under this Agreement, (i) it is published by the party furnishing it or is disclosed by the party furnishing it to others, including the Customer, without restriction, or (ii) it has been lawfully obtained by the party receiving it from other sources, including the Customer, provided such other source did not receive it due to a breach of this Agreement, or (iii) if such information otherwise comes within the public knowledge or becomes generally known to the public; or

                    (c) If any part of the Confidential Information has been or hereafter shall be disclosed in a United States patent issued to the party furnishing the Confidential Information hereunder, then, after the issuance of said patent, the limitations on such Confidential Information as disclosed in the patent shall be only that afforded by the United States Patent Laws.

             9.5 Neither the execution and delivery of this Agreement, nor the furnishing of any Confidential Information by either party shall be construed as granting to the other party either expressly, by implication, estoppel, or otherwise, any license under any invention, patent, trademark, or copyright now or hereafter owned or controlled by the party furnishing same.

             9.6 Notwithstanding the expiration of the other portions of this Agreement, the obligations and provisions of this Article 9 shall continue until terminated by either party upon five (5) days written notice to the other; PROVIDED, HOWEVER, that the terms and conditions of this Article shall continue to apply to all Confidential Information disclosed prior to the effective date of such termination.

             9.7 Each of the parties shall identify a person responsible for receipt of Confidential Information subject to this Article.

       10.   RELATIONSHIP OF PARTIES.

             10.1 INDEPENDENT CONTRACTORS. The parties hereto intend that the relationship between them created by this Agreement shall be that of independent contractors and that the relationship shall continue as such as long as this Agreement remains in effect. Nothing contained in this Agreement shall be construed to constitute either party as a partner, employee or agent of the other, and no employee or agent of either party shall be or be deemed to be the employee or agent of the other.

             10.2 SCOPE OF AGREEMENT. Neither party shall have the authority to make any agreement or commitment, or incur any liability on behalf of the other party, nor shall either party be liable for any acts, omissions to act, contracts, commitments, promises or representations made by the other, except as specifically authorized in this Agreement or as the parties hereafter may agree in writing.


                               Exhibit 5.06 - 6

                               EXHIBIT 5.06

       11. INDEMNIFICATION. Each party shall be solely responsible for the performances of its acts, duties and responsibilities under this Agreement and for the acts, duties and responsibilities of its officers, employees and agents; and each party agrees to indemnify the other, its officers, employees and agents, and to hold harmless the other, its officers, employees and agents, and, at the indemnifying party's sole expense, to defend the indemnified party, its officers, employees and agents, from and against any claims, demands, causes of action, loss, cost and expense, arising from, in connection with or based upon the actions or omissions of the indemnifying party, its officers, employees or agents pursuant to or in contravention of the provisions of this Agreement.

       12.   TERMINATION.  This Agreement shall have an initial term of three
(3) years. Thereafter, except as to any contracts entered into with Customers hereunder, either party shall have the right to terminate this Agreement at any time, with or without cause, effective upon thirty (30) day's written notice to the other party. Any amounts earned by either party as of the date of notice of termination shall survive termination and shall continue to be payable, but neither party shall be entitled to receive or obligated to pay any damages in connection with such termination.

       13. ARBITRATION OF DISPUTES. The parties agree that any controversy or claim (whether such controversy or claim is based upon or sounds in statute, contract, tort or otherwise) arising out of or relating to this Agreement, any performance or dealings between the parties, or any dispute arising out of the interpretation or application of this Agreement, which the parties are not able to resolve, shall be settled exclusively by arbitration in Dallas, Texas by a single arbitrator pursuant to the American Arbitration Association's Commercial Arbitration Rules then obtaining and judgment upon the award rendered by the arbitrator shall be entered in any court having Jurisdiction thereof and such arbitrator shall have the authority to grant injunctive relief in a form similar to that which a court of law would otherwise grant. The arbitrator shall be chosen from a panel of licensed attorneys familiar with the subject matter of this Agreement and shall be appointed within thirty (30) days of the date the demand for arbitration was sent to the other party. Discovery shall be permitted in accordance with the Federal Rules of Civil Procedure. If an arbitration proceeding is brought pursuant to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements incurred in addition to any other relief to which such party may be entitled.

       14. CHOICE OF LAW. The Agreement and the performance or breach thereof shall be governed by and interpreted as to substantive matters in accordance with the applicable laws of the State of Texas (excluding its choice of law rules).

       15. ASSIGNMENT. No portion of this Agreement or any right or obligation hereunder can be assigned, in whole or in part, by either party hereto without the prior written consent of the other party.


                               Exhibit 5.06 - 7

                               EXHIBIT 5.06

       16. ENTIRE AGREEMENT. This Agreement contains the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all previous verbal and written agreements. This Agreement cannot be amended, in whole or in part, without a written instrument signed by both of the parties hereto.

       17. WAIVER. No waiver of, no delay in the exercise of, and no omission to exercise any rights or remedies by either party shall be construed as a waiver by such party of any other rights or remedies that such party may have under this Agreement.

       18. NOTICE. Unless otherwise specified herein, any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, and shall be deemed to be fully given if personally delivered, if sent by registered mail, by facsimile with an original copy by regular mail, or by telex with receipt acknowledged, to the following addresses:

             (a)    If to SAIC, to:

                    Kevin E. Murphy
                    Science Applications International Corporation 1299 Prospect St., Suite 303
                    La Jolla CA 92037

                    With a copy to:

                    Kevin A. Werner, Esq.
                    Corporate Counsel
                    Science Applications International Corporation 10260 Campus Point Drive, M/S F3
                    San Diego CA 92121

             (b)    If to Carreker, to:

                    Douglas Eubanks
                    Executive Vice President
                    The Carreker Group, Inc.
                    14001 North Dallas Parkway, Suite 1100
                    Dallas TX 75240

The foregoing addresses and individuals may be changed by either party by giving to the other party prior written notice of any such change.

       19. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                               Exhibit 5.06 - 8

                               EXHIBIT 5.06

       20. THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

       21. FURTHER ASSURANCES. Each of the parties hereto agrees that from time to time, at the request of any of the other parties hereto and without further consideration, it will execute and deliver such other documents and take such other action as such other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

       IN WITNESS WHEREOF, as of the day first above written, the SAIC and Carreker have caused this Agreement to be signed by their respective duly authorized officer.


                                       SCIENCE APPLICATIONS
                                       INTERNATIONAL CORPORATION,
                                       a Delaware corporation


                                       By:
                                          -----------------------------------
                                       Name:
                                            ---------------------------------
                                       Title:
                                             --------------------------------

                                       THE CARREKER GROUP, INC.,
                                       a Texas corporation


                                       By:
                                          -----------------------------------
                                       Name:
                                            ---------------------------------
                                       Title:
                                             --------------------------------



                               Exhibit 5.06 - 9

                                     EXHIBIT 5.07

                                SHAREHOLDER AGREEMENT

       THIS SHAREHOLDER AGREEMENT (this "AGREEMENT") is made and entered into as of October __, 1996 by and among THE CARREKER GROUP, INC., a Texas corporation (the "COMPANY"), J.D. CARREKER ("CARREKER") and SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware corporation ("SAIC").

                                       RECITALS

       WHEREAS, the Company and SAIC desire to form a strategic alliance between them, because of their diverse and complementary capabilities;

       WHEREAS, the Company is authorized to issue shares ("SHARES") of the Company's no par value Class A (voting) and Class B (non-voting) common stock (individually "CLASS A COMMON STOCK") and "CLASS B COMMON STOCK") and collectively "COMMON STOCK");

       WHEREAS, in connection with the formation of the strategic alliance SAIC desires to make an investment in the Company by purchasing 100,645 Shares of the Company's Class A Common Stock ("SAIC SHARES") pursuant to a Stock Purchase Agreement to be executed by the Company and SAIC contemporaneously with this Agreement;

       WHEREAS, Carreker presently owns 655,514 Shares (approximately 79.41%) of the issued and outstanding Shares of Class A Common Stock (the "CARREKER SHARES");

       WHEREAS, upon the consummation of the purchase and sale of the Shares pursuant to the Stock Purchase Agreement, SAIC will own not less than eight percent (8%) of the issued and outstanding Shares of Common Stock (including treasury Shares and Shares reserved for issuance under existing stock options) in the amount of 1,258,074 Shares;

       WHEREAS, the parties agree that SAIC should have the right to participate in any future offerings of Common Stock by the Company so as to avoid the dilution of SAIC's equity interest in the Company and that SAIC should have the option to require the Company to purchase SAIC's Shares under certain circumstances;

       WHEREAS, the parties agree that the Company should have the right to purchase SAIC's Shares under certain circumstances;

       WHEREAS, the Company, SAIC and Carreker agree that SAIC should have at least one representative as a member of the Board of Directors of the Company at all times during the term of this Agreement;


                               Exhibit 5.07 - 1

                               EXHIBIT 5.07

       WHEREAS, the parties believe that it is of mutual benefit to the Company, to SAIC and to Carreker to provide for the nomination and election of the representative of SAIC as a member of the Company's Board of Directors and to provide for future dispositions of certain Shares;

       NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                      ARTICLE 1
                                ELECTION OF DIRECTORS

       1.1 BOARD OF DIRECTORS. The Company and Carreker hereby agree that for so long as SAIC shall be entitled to have a representative on the Company's Board of Directors pursuant to Section 1.2 below, neither the Company nor Carreker shall take or permit to be taken any action which would increase the size of the Board of Directors to more than twelve (12) members, except as set forth in this Article 1. In the event that the Board of Directors is increased in size to more than twelve (12) members, the Company and Carreker hereby agree to take all such action as shall be necessary to ensure that SAIC shall be entitled to designate a number of directors to the Board equal to the product of one-twelfth (1/12th) times (ii) the total number of directors on the Board after the increase, rounded down to the nearest whole number.

       1.2 BOARD OF DIRECTORS REPRESENTATION. The Company and Carreker agree that SAIC shall have the right to have one (1) representative on the Company's Board of Directors during the term of this Agreement. Carreker hereby agrees to vote for such SAIC nominated representative. Accordingly, contemporaneous with the Closing of the Stock Purchase Agreement (as defined therein), the Company agrees to nominate, and Carreker agrees to elect, one representative to the Company's Board of Directors designated by SAIC. Following such election, the members of the Board of Directors shall be those persons set forth on
EXHIBIT 1.2 hereto. SAIC shall have the right to remove and replace its representative at any time, in SAIC's sole discretion.

       1.3 AGREEMENT COUPLED WITH INTEREST. The voting agreements set forth in this Article 1 are coupled with an interest and may not be revoked without the written consent of SAIC.


                               Exhibit 5.07 - 2

                               EXHIBIT 5.07


                                      ARTICLE 2
                       RIGHTS OF FIRST REFUSAL, PUTS AND CALLS

       2.1 SAIC RIGHT OF FIRST REFUSAL ON FUTURE SECURITIES. Subject to the terms and conditions specified in this Section 2.1, the Company hereby grants to SAIC a right of first refusal with respect to future sales by the Company of its Future Securities (as hereinafter defined).

             Each time the Company proposes to offer any Shares or options of, or securities convertible into or exercisable or exchangeable for, any class of its capital stock, including any Shares authorized by the Company in the future which will result in the Company having in excess of 1,258,074 Shares (including treasury Shares) issued and outstanding and reserved for issuance upon exercise of existing stock options ("FUTURE SECURITIES"), the Company shall first make an offering of such Future Securities to SAIC in accordance with the following provisions:

             (a) The Company shall deliver a notice ("FUTURE SECURITIES NOTICE") to SAIC stating (i) its bona fide intention to offer or issue such Future Securities, (ii) the type and number of such Shares of Future Securities to be offered, (iii) the price for which it proposes to offer such Future Securities, and (iv) all other material terms and conditions relating to such Future Securities.

             (b) Within 30 calendar days after SAIC's receipt of the Future Securities Notice, SAIC may elect to purchase, at the price and on the terms and conditions specified in the Future Securities Notice, up to that portion of such Shares of Future Securities which equals the proportion that the number of Shares of Common Stock then issued and held by SAIC bears to the total number of Shares of Common Stock of the Company issued and outstanding and reserved for issuance upon exercise of outstanding stock options.

             (c) If all such Shares of Future Securities referred to in the Future Securities Notice are not elected to be purchased by SAIC as provided in subsection 2.1(b) hereof, the Company may, during the sixty
       (60) day period following the expiration of the period provided in subsection 2.1(b) hereof, offer the remaining unsubscribed Shares to any person or persons at a price not less than that, and upon terms and conditions no more favorable to the offeree than those, specified in the Future Securities Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within seventy-five (75) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to SAIC in accordance herewith. Even though SAIC may decline to participate in an offering of Future Securities, the provisions of this
       Section 2.1 shall continue to apply to any subsequent offering of Future Securities and SAIC shall be eligible to purchase subsequently offered Future Securities on the same


                               Exhibit 5.07 - 3

                               EXHIBIT 5.07

       basis provided herein, except that the anti-dilution percentage will be reduced from eight percent (8%) to the SAIC percentage of ownership of Shares that results from the transaction in which SAIC did not participate.

             (d) With respect to any Shares that may be issued, from time to time, under stock options granted by the Company to its employees pursuant to stock option plans approved by the Company's Board of Directors, which result in the Company having in excess of 1,258,074 Shares (including treasury Shares) issued and outstanding, SAIC shall have the right, at its option, to purchase such additional number of Shares of the same class of Common Stock from the Company at the price of the option(s) at the time the option is granted by the Company so as to enable SAIC to maintain the same percentage of ownership stake in the Company as it owned immediately preceding the date of grant of such options.

       2.2 SAIC'S STRATEGIC ALLIANCE PUT OPTION. Subject to the terms and conditions specified in this Section 2.2, the Company hereby grants to SAIC a right to require that the Company purchase, and the Company hereby agrees to purchase from SAIC, all of the Shares then issued and held by SAIC, including any Shares acquired by SAIC pursuant to this Article 2 (the "STRATEGIC ALLIANCE PUT OPTION").

             (a) The Strategic Alliance Put Option is only exercisable if the cumulative revenues recognized by SAIC as a direct result of business done jointly by SAIC and the Company pursuant to the Strategic Alliance Agreement between SAIC and the Company of even date herewith do not exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) on or before the third
       (3rd) anniversary of this Agreement. In the event this Agreement is terminated pursuant to Article 3 prior to the third (3rd) anniversary of this Agreement, the Strategic Alliance Put Option shall terminate.

             (b) The price of the Shares under the Strategic Alliance Put Option shall equal the aggregate price paid by SAIC to acquire the Shares.

             (c) To exercise the Strategic Alliance Put Option, on or before the last day of the fortieth (40th) month after the first date written above, SAIC shall provide Company with a written notice (the "STRATEGIC ALLIANCE PUT NOTICE") of SAIC's desire to have the Company purchase the Shares and, unless the provisions of subsection 2.2(d) apply, the Company shall pay SAIC in cash and SAIC shall transfer, assign and deliver the Shares, duly executed, to the Company on or before the thirtieth (30th) business day after Company receives the Strategic Alliance Put Notice.

             (d) In the event Company's payment to SAIC pursuant to the Strategic Alliance Put Option would cause the Company to violate any of the covenants in Sections 5k, l, m, n or o (the "COMPASS BANK REVOLVER COVENANTS") of the $1 million revolving Line of Credit Loan from Compass Bank - Dallas to the Company dated October 26, 1995 (the


                               Exhibit 5.07 - 4

                               EXHIBIT 5.07

       "COMPASS BANK REVOLVER"), or which would violate the covenants of any future bank loan agreement (which such future covenants shall not be more restrictive, individually or collectively, than those contained in the Compass Bank Revolver in order to have the provisions of this
       Section 2.2(d) to apply to any future bank loan agreement) so as to prohibit borrowing by the Company under said agreement, Company may elect to make and deliver a promissory note to SAIC substantially in the form attached hereto as EXHIBIT 2.2(d) (the "PROMISSORY NOTE") bearing an interest rate of the Prime Rate as defined hereafter plus two percent (2%) with principal and interest payable semiannually over a period of three (3) years but with no prepayment penalty; FURTHER, PROVIDED, HOWEVER, that if the making of any payment under the Promissory Note at any time would cause Company to be in default of the Compass Bank Revolver Covenants (or in default under any future bank loan agreement as provided above), then Company may postpone payments under the Promissory Note, until the aforementioned default ceases but in no event shall the postponement of payment of principal and interest under the Promissory Note exceed five (5) years from the date of the Strategic Alliance Put Notice. Interest will continue to accrue during any such postponement at the Prime Rate plus two percent (2%) per annum. The "PRIME RATE" shall mean the fluctuating per annum interest rate established by NationsBank, N.A. in Dallas, Texas, as its prime rate of interest offered from time to time. SAIC shall retain all Shares until payment in full of the Promissory Note is made by Company. In addition to the foregoing, during the period of any postponement of payment of principal and interest by the Company to SAIC pursuant to the Strategic Alliance Put Option, during such postponement, no base salary, bonuses, awards or other payment for services rendered by Carreker to the Company shall be made if such payment to Carreker would render the Company insolvent or otherwise unable to pay its debts as they become due.

       2.3 SAIC'S CARREKER SHARES PUT OPTION. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to SAIC a right to require that the Company purchase any or all of the Shares owned by SAIC, including any Shares acquired by SAIC pursuant to this Article 2 (the "CARREKER SHARES PUT OPTION").

             (a) Carreker may sell, assign, transfer, alienate, convey, donate or otherwise in any manner dispose of (such dispositions are hereafter collectively referred to as a "TRANSFER") his Carreker Shares by a bona fide sale to a third party, provided that Carreker has first complied with the procedures set forth in this Section 2.3. In the event Carreker, at any time, intends to Transfer to a third party an amount of Carreker Shares that would, at any time, result in such third party owning more Shares than SAIC, Carreker agrees to and shall deliver to SAIC (with a copy to the Company) notice of such intention by delivering a signed written statement setting forth Carreker's desire to Transfer all or a portion of the Carreker Shares, the number of Carreker Shares to be Transferred, the identity of the proposed Transferee, the proposed Transfer price and all other material terms and conditions relating to the proposed Transfer ("CARREKER'S NOTICE OF INTENTION TO TRANSFER"). The following shall not be considered a "third party" and this Section 2.3


                               Exhibit 5.07 - 5

                               EXHIBIT 5.07

       shall not apply to Transfers to (i) the Company; (ii) to Carreker's immediate family (spouse, children, parents or siblings of Carreker) or to a trust for the benefit of Carreker or his immediate family; or
       (iii) to a corporation, all of whose capital stock is owned by Carreker.

             (b) Within thirty (30) days after SAIC's receipt of Carreker's Notice of Intention to Transfer, SAIC may, at its option, elect to exercise the Carreker Shares Put Option by providing the Company (with a copy to Carreker) with a written notice (the "SAIC CARREKER SHARE PUT OPTION NOTICE") of SAIC's desire to have the Company purchase or all of any SAIC's Shares.

             (c) The price for Shares under the Carreker Shares Put Option shall be the highest of (i) the then fair market value of the Shares or
       (ii) the price paid by SAIC to acquire SAIC's Shares or (iii) the price at which Carreker Proposes to Transfer the Carreker Shares.

             (d) The Company shall pay SAIC in cash and SAIC shall transfer, assign and deliver the Shares, duly executed, to the Company on or before the thirtieth (30th) business day after the Company receives the Carreker Share Put Option Notice.

             (e) This Carreker Shares Put Option shall apply to each and every Transfer of Carreker Shares during the term of this Agreement.

       2.4 COMPANY'S RIGHT OF FIRST REFUSAL ON SAIC'S SHARES. Subject to the terms and conditions of this Section 2.4 and during the term of this Agreement, SAIC hereby grants to the Company a right of first refusal with respect to any Shares that SAIC proposes to sell to a third party (excluding thereby, from the scope of this Section 2.4, any Transfers by SAIC to any subsidiary or Affiliate of SAIC as defined below ("COMPANY'S RIGHT OF FIRST REFUSAL"). An "Affiliate of SAIC" shall mean any corporation which controls SAIC or is controlled by SAIC or is under common control of or with SAIC.

             (a) SAIC may Transfer any or all of the Shares then owned by SAIC by a bona fide sale to a third party, provided that SAIC has first complied with the procedures set forth in this Section 2.4. In the event SAIC intends to Transfer any of the Shares owned by SAIC, SAIC agrees to and shall deliver to the Company notice of such intention by delivering a signed written statement setting forth SAIC's desire to Transfer all or a portion of the Shares owned by SAIC, the number of such Shares to be Transferred, the identity of the proposed Transferee, the proposed Transfer price and all other materials terms and conditions relating to the proposed Transfer ("SAIC'S NOTICE OF INTENTION TO TRANSFER").

             (b) Within thirty (30) days after Company's receipt of SAIC's Notice of Intention to Transfer, the Company may, at its option, elect to purchase the quantity of


                               Exhibit 5.07 - 6

                               EXHIBIT 5.07

       Shares SAIC proposes to sell, each time SAIC decides to sell Shares, by providing a written notice of Company's desire to purchase the SAIC Shares (the "COMPANY EXERCISE NOTICE").

             (c) The price for Shares under the Company's Right of First Refusal shall be the price offered to SAIC by the third party.

             (d) The Company shall pay SAIC on the same terms and conditions as offered by the third party and SAIC shall transfer, assign and deliver the Shares, duly executed, to the Company on or before the thirtieth (30th) business day after the Company receives the Company Exercise Notice.

       2.5 COMPANY'S CALL OPTION TO REPURCHASE SAIC'S SHARES. Subject to the terms and conditions specified in this Section 2.5, SAIC hereby grants to the Company a right to require that SAIC sell, and SAIC hereby agrees to sell to the Company, all of the Shares then issued and held by SAIC (the "CALL OPTION").

             (a) The Call Option is only exercisable if the cumulative revenues recognized by the Company as a direct result of business done jointly by SAIC and the Company pursuant to the Strategic Alliance Agreement do not exceed $10,000,000 on or before the third (3rd) anniversary of this Agreement. In the event this Agreement is terminated pursuant to Article 3 prior to the third (3rd) anniversary of this Agreement, the Call Option shall terminate.

             (b) The price for the Shares under the Call Option shall be the higher of (i) the then fair market value of the Shares or (ii) the aggregate price paid by SAIC to acquire the Shares; PROVIDED, HOWEVER, that in the event the Company sells any Shares of its Common Stock (other than Shares issued upon exercise of outstanding employee stock options) to any other person or entity within twelve (12) months following the date of the Company's payment to SAIC under the Call Option at a per Share price in excess of the price paid per Share to SAIC under this Section 2.5(b), then within thirty (30) days of the closing of any such subsequent sale of Shares of Common Stock the Company shall pay such excess price per Share to SAIC for its Shares sold under the Call Option up to the number of Shares sold to the other person or entity.

             (c) To exercise the Call Option, on or before the last day of the fortieth (40th) month after the first date written above, the Company shall provide SAIC with a written notice (the "CALL NOTICE") of the Company's desire to purchase the Shares. The Company shall pay SAIC in cash and SAIC shall transfer, assign and deliver the Shares, duly executed, to the Company on or before the thirtieth (30th) business day after SAIC receives the Call Notice.


                               Exhibit 5.07 - 7

                               EXHIBIT 5.07

                                      ARTICLE 3
                                         TERM

       This Agreement shall continue in full force and effect during the period that SAIC owns any Shares; PROVIDED, HOWEVER, that this Agreement shall terminate upon (a) the first closing of the first firmly underwritten public offering of Common Stock of the Company that (i) is pursuant to a registration statement filed with, and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (ii) has an aggregate offering price to the public of at least Fifteen Million Dollars ($15,000,000); (b) the sale of all or substantially all of the assets of the Company to any person or entity that is not affiliated with or controlled by the Company; or (c) a merger between the Company and another corporation or entity that is not affiliated with or controlled by the Company in which the Company is not the surviving corporation in the merger, whichever occurs first.


                                      ARTICLE 4
                                    MISCELLANEOUS

       4.1 LEGEND ON SHARE CERTIFICATES. Carreker agrees to surrender the certificate(s) evidencing Carreker's ownership of Shares to the Secretary of the Company and the Company agrees to cause the Secretary to stamp on the Carreker's Share certificate(s), in a prominent manner, the following legend:

             The transfer, sale, assignment, hypothecation, encumbrance or alienation of the Shares represented by this certificate may result in a put option in favor of SAIC or a right of first refusal in favor of the Company pursuant to a Shareholder Agreement, by and among J.D. Carreker, The Carreker Group, Inc. and Science Applications
             International Corporation, dated as of October        ,
             1996, a copy of which is available for inspection during normal business hours at the principal executive office of the Company.

             The Company agrees that it shall cause all certificates for Shares subsequently issued by the Company to Carreker to bear such legend in a prominent manner on the face or back of the stock certificate.

             The aforementioned legend shall also be placed on all certificates for Shares issued to SAIC.

       4.2 FURTHER ASSURANCES. The parties agree to execute such further instruments and to take such further actions as may be reasonably required to carry out the intent of this Agreement. The parties hereby authorize the Company and/or its transfer agents to make such transfers as are permitted by this Agreement upon the books and records of the Company.


                               Exhibit 5.07 - 8

                               EXHIBIT 5.07

       4.3 ARBITRATION OF DISPUTES. The parties agree that any controversy or claim (whether such controversy or claim is based upon or sounds in statute, contract, tort or otherwise) arising out of or relating to this Agreement, any performance or dealings between the parties, or any dispute arising out of the interpretation or application of this Agreement, which the parties are not able to resolve, shall be settled exclusively by arbitration in Dallas, Texas by a single arbitrator pursuant to the American Arbitration Association's Commercial Arbitration Rules then obtaining and judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction thereof and such arbitrator shall have the authority to grant injunctive relief in a form similar to that which a court of law would otherwise grant. The arbitrator shall be chosen from a panel of licensed attorneys familiar with the subject matter of this Agreement and shall be appointed within thirty (30) days of the date the demand for arbitration was sent to the other party. Discovery shall be permitted in accordance with the Federal Rules of Civil Procedure. If an arbitration proceeding is brought pursuant to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements incurred in addition to any other relief to which such party may be entitled.

       4.4 NOTICES. All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by facsimile transmission, or mailed by certified or registered mail, postage prepaid and addressed as follows:

             If to the Company:  Terry L. Gage
                                 Chief Financial Officer
                                 The Carreker Group, Inc.
                                 14000 North Dallas Parkway, Suite 1100
                                 Dallas TX 75240

             If to Carreker:     J.D. Carreker
                                 4321 Overhill
                                 Dallas TX 75205

             If to SAIC:         Kevin E. Murphy
                                 Science Applications International Corporation
                                 1299 Prospect Street, Suite 303
                                 La Jolla CA 92037

             with a copy to:     Kevin A. Werner, Esq.
                                 Corporate Counsel
                                 Science Applications International Corporation
                                 10260 Campus Point Drive, M/S F3
                                 San Diego CA 92121


                               Exhibit 5.07 - 9

                               EXHIBIT 5.07

or to such other address as the party to be notified shall have furnished to the other party in writing. Any notice given in accordance with the foregoing shall be deemed to have been given when personally received by personal delivery or telecopy or on the third (3rd) day following the date on which it was mailed.

       4.5 SPECIFIC PERFORMANCE. The parties agree that it is impossible to measure in money the damages that which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement and that irreparable harm will result from any such breach. Therefore, if any party to this Agreement shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives the claim or defense therein that the party initiating the action or proceeding has an adequate remedy at law.

       4.6 APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

       4.7 SUCCESSORS. This Agreement shall inure to the benefit of the successors and assigns of the Company and subject to the restrictions on transfer herein set forth, be binding upon SAIC and Carreker, their respective heirs, executors, administrators, successors, transferees and assigns.

       4.8 ENTIRE AGREEMENT. This Agreement contains all the agreements, representations and understandings of the parties hereto and supersedes and replaces any and all previous understandings, commitments of agreements, oral or written, relating to the subject matter of this Agreement. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof, and this Agreement shall be construed and enforced in all respects as if such invalid or unenforceable provisions were omitted.

       4.9 AMENDMENTS. This contract may not be modified or terminated orally, and no modification nor any claimed waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom such modification or waiver is sought to be enforced.

       4.10 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                               Exhibit 5.07 - 10

                               EXHIBIT 5.07


       IN WITNESS WHEREOF, as of the day first above written, the Company and SAIC have caused this Agreement to be signed by their respective duly authorized officer, and Carreker has signed this Agreement.

                                       THE CARREKER GROUP, INC.,
                                       a Texas corporation


                                       By:
                                           -----------------------------------
                                       Name:
                                            ----------------------------------
                                       Title:
                                             ---------------------------------


                                       J.D. CARREKER


                                       SCIENCE APPLICATIONS
                                       INTERNATIONAL CORPORATION,
                                       a Delaware corporation


                                       By:
                                           -----------------------------------
                                       Name:
                                            ----------------------------------
                                       Title:
                                             ---------------------------------



                               Exhibit 5.07 - 11

                                EXHIBIT 5.07

                               EXHIBIT 2.2(d)

                              PROMISSORY NOTE

DATE:
        ------------------------

MAKER:  THE CARREKER GROUP, INC.

PAYEE:  SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at rates stated below:

PRINCIPAL AMOUNT:  TWO MILLION AND NO/100 DOLLARS ($2,000,000.00)

ANNUAL INTEREST RATE ON UNPAID PRINCIPAL FROM DATE HEREOF:

       This Promissory Note shall bear interest equal to the Prime Rate (defined below) in effect from time to time, plus two percent (2%) computed on the basis of a year of three hundred sixty (360) days and actual days elapsed. As used herein, the term "Prime Rate" means the fluctuating per annum rate established by NationsBank, N.A. in Dallas, Texas as its prime rate of interest from time to time. Postponed payments, as provided herein, shall bear the interest rate stated above.

TERMS OF PAYMENT (PRINCIPAL AND INTEREST):

       All accrued and unpaid principal and interest shall be paid on a semi-annual basis over a period of three (3) years with the first payment commencing six (6) months after the date of this Promissory Note.

ANNUAL INTEREST RATE ON MATURED, UNPAID AMOUNTS:

       Eighteen percent (18%) or the highest rate allowed by applicable law, whichever is the lesser.

PLACE FOR PAYMENT:  SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
                    10260 Campus Point Dr. M/S F3
                    San Diego CA 92121
                    or such other place as Payee or any other holder may, by reasonable notice, direct.

POSTPONEMENT OF PAYMENT:

       The payment of principal and accrued interest may be postponed, if and only if, the making of any such payment would immediately cause the Maker to violate any of the covenants in Sections 5k, l, m, n or o of the $1 million Revolving Line of Credit Loan from Compass Bank-Dallas to Maker dated October 26, 1995. Notwithstanding the foregoing, no postponement shall extend beyond and payments shall recommence on the earlier of W the date any such violation would cease, or (ii) the fifth (5th) anniversary of this Promissory Note at which time payment in full shall be made. Interest win continue to accrue at all times on the unpaid principal and interest.


                              Exhibit 2.2(d) - 1

SUBSTANTIATION:

       In order for Maker to be entitled to or exercise any postponement under this Promissory Note, Maker must first provide Payee with all documents and information requested by Payee which relate or concern Maker's claimed entitlement to any postponement of principal and interest hereunder.

On default in the payment of this note or any installment hereof, then this note shall become immediately due in full at the election of Payee. Maker waives all demands for payment, presentations for payment, notices of intention to accelerate maturity, and notices of protest. Time is of the essence hereof.

In any litigation arising out of or relating to this note in which Payee and the Maker or any subsequent holder shall be adverse parties, the Maker waives the right to interpose any defense, set-off, or counterclaim other than payment in accordance with the terms hereof.

The holder's acceptance of any installment or payment after it of the full amount thereof may have become due and payable hereunder shall not be deemed to alter the holder's rights or Maker's obligations with respect to any subsequent payments or defaults hereunder.

The Maker shall have the right to prepay the principal amount outstanding, in whole or in part, together with any accrued interest thereon, without penalty. Any partial prepayment shall be first applied against any interest then due and owing and then against the payment of principal outstanding.

If this note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee reasonable attorneys fees and court costs, in addition to other amounts due. Reasonable attorney's fees are agreed to be 10% of all remaining amounts due.

Nothing in this note shall authorize the collection of interest in excess of the highest rate allowed by applicable law.

The terms "Maker" and "Payee" and other nouns and pronouns include the plural if more than one, and include each gender. The terms "Maker" and "Payee" also include their respective heirs, personal representatives, successors, and assigns.

THIS NOTE IS GIVEN FOR A BUSINESS-PURPOSE LOAN OR EXTENSION OF CREDIT, AND NOT FOR MAKERS PERSONAL, FAMILY HOUSEHOLD OR AGRICULTURAL USE. Chapter 15 of the Texas Credit Code shall not apply hereto. This note shall be governed by and construed in accordance with the local law of the State of Texas unless, and then to the extent, preempted by federal law. This note is in all things performable in Dallas County, Texas. In the event of litigation arising out of or related to this note or its subject matter between or among the parties hereto, then the parties consent to the personal jurisdiction of the state and federal courts located in Dallas County, Texas, and, in the event of litigation in federal courts, to the venue of such federal courts. The parties hereby stipulate to the convenience of such fora.


                              Exhibit 2.2(d) - 2

                                        MAKER:

                                        THE CARREKER GROUP, INC.


                                        By:
                                            ----------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                               -------------------------------


PREPARED IN THE LAW OFFICE OF:
Haynes and Boone, L.L.P.
112 East Pecan, Suite 1600
San Antonio, Texas 78205-1540


                              Exhibit 2.2(d) - 3

                                  EXHIBIT 5.08

                              NONSOLICITATION AGREEMENT

       THIS NONSOLICITATION AGREEMENT (this "AGREEMENT") is made and entered
into as of October   , 1996 by and between SCIENCE APPLICATIONS INTERNATIONAL
CORPORATION, a Delaware corporation ("SAIC"), and THE CARREKER GROUP, INC., a Texas corporation (the "COMPANY"), who agree as follows:

       1. RECITALS. Company and SAIC desire to establish a relationship whereby SAIC shall acquire an ownership in Company and the parties will enter into a strategic alliance arrangement to develop mutually beneficial contractual relationships with financial institutions. The parties acknowledge that the employment relationship each party has with its respective personnel are among the most important assets of such company and that they both agree to refrain from soliciting the employees and former employees of the other as provided herein.

       2. NONSOLICITATION. The parties agree that during the period in which SAIC holds any ownership interest in Company and for a period of one
(1) year after SAIC's ownership interest in Company ceases (the "NONSOLICITATION PERIOD"), neither party will knowingly solicit, directly or indirectly, for employment by such party, any employees of the other party or any person who was employed by the other party within one (1) year prior to the date of such solicitation for employment. Indirect solicitation includes the use of employment or placement firms, or initiating the use of intermediaries to contact a specific employee or former employee identified to the employment or placement finn or intermediary by the party hiring an employee or former employee. Indirect solicitation does not include the placement of an advertisement for employment in a newspaper of general circulation, job fairs, internet postings, trade publications, use of employment or placement firms without identifying a particular person and other similar activities. Neither party shall be prohibited from discussing employment opportunities or hiring an employee or former employee of the other party if such discussion or hiring is initiated by the employee or former employee.

       3. COOPERATION. During the Nonsolicitation Period and for one (1) year thereafter, each party agrees, upon the receipt of a written request, to provide the other party with full and complete access to all documents and information such party has concerning any employee or former employee of a party that is hired by the other party to this Agreement. The information to be provided hereunder shall be delivered to the requesting party within ten
(10) business days from the hiring party's receipt of a request for same by the former employer.

       4. ARBITRATION OF DISPUTES. The parties agree that any controversy or claim (whether such controversy or claim is based upon or sounds in statute, contract, tort or otherwise) arising out of or relating to this Agreement, any performance or dealings between the parties, or


                                Exhibit 5.08 - 1
any dispute arising out of the interpretation or application of this Agreement, which the parties are not able to resolve, shall be settled exclusively by arbitration in Dallas, Texas by a single arbitrator pursuant to the American Arbitration Association's Commercial Arbitration Rules then obtaining and judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction thereof and such arbitrator shall have the authority to grant injunctive relief in a form similar to that which a court of law would otherwise grant. The arbitrator shall be chosen from a panel of licensed attorneys familiar with the subject matter of this Agreement and shall be appointed within thirty (30) days of the date the demand for arbitration was sent to the other party. Discovery shall be permitted in accordance with the Federal Rules of Civil Procedure. If an arbitration proceeding is brought pursuant to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements incurred in addition to any other relief to which such party may be entitled.

       5. CHOICE OF LAW. The Agreement and the performance or breach thereof shall be governed by and interpreted as to substantive matters in accordance with the applicable laws of the State of Texas (excluding its choice of law rules).

       6. ASSIGNMENT. No portion of this Agreement or any right or obligation hereunder can be assigned, in whole or in part, by either party hereto without the prior written consent of the other party.

       7. ENTIRE AGREEMENT. This Agreement contains the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all previous verbal and written agreements. This Agreement cannot be amended, in whole or in part, without a written instrument signed by both of the parties hereto.

       8. WAIVER. No waiver of, no delay in the exercise of, and no omission to exercise any rights or remedies by either party shall be construed as a waiver by such party of any other rights or remedies that such party may have under this Agreement.

       9. NOTICE. Unless otherwise specified herein, any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, and shall be deemed to be fully given if personally delivered, if sent by registered mail, by facsimile with an original copy by regular mail, or by telex with receipt acknowledged, to the following addresses:

             If to SAIC, to:

                  ----------------------

                  ----------------------

                  ----------------------

                  ----------------------


                                Exhibit 5.08 - 2

             With a copy to:

                    Kevin A. Werner, Esq.
                    Corporate Counsel
                    Science Applications International Corporation 10260 Campus Point Drive, WS F3
                    San Diego CA 92121

             If to Company, to:

                    Terry L. Gage
                    The Carreker Group, Inc.
                    14001 North Dallas Parkway, Suite 1100
                    Dallas, Texas 75240

The foregoing addresses and individuals may be changed by either party by giving to the other party prior written notice of any such change.

       10. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       11. THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

       IN WITNESS WHEREOF, as of the day first above written, the SAIC and Company have caused this Agreement to be signed by their respective duly authorized officers.

                                        SCIENCE APPLICATIONS
                                        INTERNATIONAL CORPORATION,
                                        a Delaware corporation


                                        BY:
                                            ----------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                               -------------------------------

                                Exhibit 5.08 - 3

                                        THE CARREKER GROUP, INC.,
                                        a Texas corporation


                                        BY:
                                            ----------------------------------
                                        Name:
                                              --------------------------------
                                        Title:
                                               -------------------------------








                                Exhibit 5.08 - 4

                                  EXHIBIT 5.09


                              RECEIPT AND RELEASE

       This Receipt and Release is made and entered into this 10th day of October, 1996 by and between The Carreker Group, Inc. ("CARREKER") and Pacific Technology Services, Inc. ("PACIFIC TECHNOLOGY").

       1. PAYMENT OF PROMISSORY NOTE. Reference is made to that certain Promissory Note dated June 17, 1996 (the "PROMISSORY NOTE") payable by Carreker, as Maker, to Pacific Technology, as Payee, issued pursuant to that certain Stock Redemption Agreement (the "STOCK REDEMPTION AGREEMENT") by and between Carreker and Pacific Technology dated as of may 30, 1996. Carreker intends to make full payment on this date, by wire transfer of funds as instructed by Pacific Technology, of principal and accrued interest on the Promissory Note in the aggregate amount of $1,440,801.37. In the event payment is received after October 10, 1996, an additional per diem payment of $354.80 will be due on the Promissory Note.

       2. MUTUAL RELEASE. Subject only to the receipt of funds from Carreker in full payment of the Promissory note as provided above, each party hereto and its respective officers, directors, employees, representatives and agents (collectively, "RELATED PARTIES") and their respective predecessors, successors, transferees, successors and assigns (collectively "ASSIGNEES") hereby release and discharge the other party and such other party's Related Parties and Assignees, and each of them, from any and all claims, debts, liabilities, demands, causes of action, obligations, promises, acts, agreements, costs, attorneys' fees, expenses and damages, of any kind and nature whatsoever, whether known or unknown, suspected or unsuspected, claimed or unclaimed, fixed or contingent, or apparent or concealed (collectively, "CLAIMS") that exist between the parties on the date hereof, including, without limitation, any Claims which arise out of or are connected with the redemption by Carreker of 185,357 shares of its Class A Common Stock from Carreker Technology pursuant to that Stock Redemption Agreement or any other document, instrument or transaction between the parties.

       3. RETURN OF PLEDGED SHARES. Pursuant to that certain Stock Pledge Agreement (the "STOCK PLEDGE AGREEMENT") dated as of June 17, 1996 by and between Carreker, as Pledgor, Pacific Technology, as Secured Party, and James
L. Fischer, as Pledgeholder, the Pledge Shares (as defined in the Stock Pledge Agreement) are being held by Pledgeholder to secure the payment of all Secured Obligations (as defined in the Stock Purchase Agreement). Upon receipt of funds from Carreker in full payment of the Promissory Note, this Receipt and Release shall constitute notice to the Pledgeholder that the Secured Obligations have been satisfied in full and that the Pledged Shares shall be returned to Carreker.


                                Exhibit 5.09 - 1

                                   THE CARREKER GROUP, INC.



                                   By:
                                       -------------------------------------



                                   PACIFIC TECHNOLOGY SERVICES, INC.



                                   By:
                                       -------------------------------------






                                Exhibit 5.09 - 2